UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

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       State Bank Financial Corporation
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STATE BANK FINANCIAL CORPORATION
3399 Peachtree Road NE
Suite 1900
Atlanta, Georgia 30326
NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD ON MAY 25, 2016
Dear Shareholder,
I cordially invite you to attend the annual meeting of shareholders of State Bank Financial Corporation, the holding company of State Bank and Trust Company, to be held on Wednesday, May 25, 2016 at 1:00 p.m. EDT at our headquarters located at 3399 Peachtree Road NE, Suite 1900, Atlanta, Georgia 30326, for the following purposes:

1)	to elect ten directors to our board of directors to serve a one-year term;

2)	to conduct an advisory vote on the compensation of our named executive officers;

3)
to reapprove the performance goals for certain performance-based awards under our 2011 Omnibus Equity Compensation Plan for purposes of complying with Section 162(m) of the Internal Revenue Code of 1986;

4)	to ratify the appointment of Dixon Hughes Goodman LLP as our independent registered public accounting firm for 2016; and

5)	to transact such other business as may properly come before the annual meeting or any adjournment of the meeting.
The board of directors set the close of business on April 4, 2016 as the record date to determine the shareholders who are entitled to vote at the annual meeting. Under rules of the Securities and Exchange Commission, we are providing access to our proxy materials both by sending you this full set of proxy materials, including a proxy card, and by notifying you of the availability of our proxy materials on the Internet.

Although we would like each shareholder to attend the annual meeting, I realize that for some of you this is not possible. Whether or not you plan to attend the annual meeting, we encourage you to vote as soon as possible by signing, dating and mailing your proxy card in the enclosed postage-paid envelope. For specific instructions on voting, please refer to the instructions on the enclosed proxy card.

Important Notice Regarding Availability of Proxy Materials for the Annual Meeting: Our 2016 proxy statement, proxy card and 2015 Annual Report to Shareholders are available free of charge online at http://www.statebt.com/proxyvote.

Your vote is important, and I appreciate the time and consideration that I am sure you will give it.

On behalf of the board of directors,
Joseph W. Evans
Chairman and Chief Executive Officer
April 15, 2016

Realized Compensation Table	38
Grants of Plan-Based Awards in Fiscal Year 2015	40
Outstanding Equity Awards at 2015 Fiscal Year-End	41
Option Exercises and Stock Vested in 2015	42
Equity Compensation Plan Information	42
Supplemental Executive Retirement Plan	42
Employment Agreements	43
Potential Payments Upon Termination or Change in Control	46

PROPOSAL 2 – ADVISORY VOTE ON EXECUTIVE COMPENSATION	60

PROPOSAL 3 – REAPPROVAL OF THE PERFORMANCE GOALS FOR CERTAIN PERFORMANCE-BASED AWARDS UNDER OUR 2011 OMNIBUS EQUITY COMPENSATION PLAN	61
Overview	61
Reasons for Proposal	61
Group of Employees Subject to the Performance Goals	62
Performance Goals under the Equity Plan	62
Maximum Awards	63
Vote Required	63
Board Recommendation	63

PROPOSAL 4 – RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM	64
Our Independent Registered Public Accounting Firm	64
Audit and Related Fees	64
Pre-Approval Policy	65
Report of the Audit Committee	65

VOTING PROCEDURES AND RELATED MATTERS	67
Who is seeking my proxy?	67
Who is eligible to vote?	67
What are the rules for voting?	67
How can I revoke my proxy?	68
How will we solicit proxies, and who will pay for the cost of the solicitation?	68
How can a shareholder propose business to be brought before next year’s annual meeting?	69
Will other business be transacted at the annual meeting?	69
How can a shareholder receive a paper copy of our 2015 Annual Report on Form 10-K or of exhibits to it?	69

PROXY SUMMARY

Unless the context indicates otherwise, all references to the Company,” “we,” “us” and “our” in this proxy statement refer to State Bank Financial Corporation and our wholly-owned subsidiary bank, State Bank and Trust Company (“State Bank”).

2016 Annual Meeting of Shareholders

Date:	May 25, 2016
Time:	1:00 p.m. EDT
Place:	3399 Peachtree Road NE Suite 1900 Atlanta, Georgia 30326
Record Date:	April 4, 2016
Voting:	Common shareholders as of the record date are entitled to vote. Shareholders of record can vote by:
	Mail:	Vote by filling out the proxy card and sending it back in the postage-paid envelope provided.
	In Person:	You may vote in person at the annual meeting.
See Voting Procedures and Related Matters beginning on page 67 for more information about how to vote your shares.

Proposals That Require Your Vote

		Board Recommendation	More Information
Proposal 1	Election of 10 directors	FOR each nominee	Page 4
Proposal 2	Advisory vote on the compensation of our named executive officers	FOR	Page 60
Proposal 3	Reapproval of the Performance Measures for Certain Performance-Based Awards under Our 2011 Omnibus Equity Compensation Plan	FOR	Page 61
Proposal 4	Ratification of the appointment of our independent registered public accounting firm for 2016	FOR	Page 64

PROPOSAL 1 - ELECTION OF DIRECTORS
Nominees for Election as Directors

Our bylaws provide for a board of directors consisting of not fewer than five nor more than 25 individuals, with the exact number to be fixed by the board of directors. Our board has fixed the number of directors constituting the entire board at 11 directors, and the board currently consists of 11 directors. Ten of the current members of the board of directors have been nominated for re-election. As previously announced, Kelly H. Barrett has decided not to stand for re-election and will resign from the board immediately following the 2016 annual meeting of shareholders. As a result, the board has determined that, immediately following the 2016 annual meeting of shareholders, the size of the board will be reduced to ten directors, and there will be no vacancies.

If elected, all nominees will serve a one-year term, expiring at the 2017 annual meeting of shareholders or until their respective successors are duly elected and qualified. Each nominee has agreed to serve if elected. If any named nominee is unable to serve, proxies will be voted for the remaining named nominees.

Summary information about each of the director nominees is provided below. Each director is currently a director of the Company and State Bank.

Name	Age	Director Since	Primary Occupation
James R. Balkcom, Jr.	71	2010	Chairman of the Board of TMG Gases, Inc. and director of EndoChoice, Inc.
Archie L. Bransford, Jr.	63	2010	President of Bransford & Associates, LLC, a bank regulatory consulting group
Kim M. Childers	57	2010	Executive Risk Officer of the Company and State Bank and Vice Chairman of the Boards of Directors of the Company and State Bank
Ann Q. Curry	72	2013	Chair and Chief Client Strategist of Coxe Curry & Associates, a fundraising consulting firm
Joseph W. Evans	66	2010	Chief Executive Officer of the Company and Chairman of the Boards of Directors of the Company and State Bank
Virginia A. Hepner	58	2010	President and Chief Executive Officer of The Woodruff Arts Center, one of the largest arts centers in the world
John D. Houser	67	2012	President and Chief Executive Officer of Southern Trust Corporation, a commercial insurance firm
William D. McKnight	58	2015	President and Chief Executive Officer of McKnight Construction Company
Major General (Ret.) McMahon	59	2012	President of Fickling Management Services, a property management and leasing firm
J. Thomas Wiley, Jr.	63	2010	Chief Executive Officer of State Bank, President of the Company and Vice Chairman of the Boards of Directors of the Company and State Bank
Voting for Directors

Each share of our common stock entitles the holder to one vote on all matters voted on at the meeting. Provided a quorum is present, directors will be elected by the affirmative vote of a majority of the shares of our common stock present in person or by proxy at the annual meeting. Shareholders do not have cumulative voting rights. If you hold your shares in street name and do not complete and return voting instructions to your broker or other nominee, this will have the same effect as a vote “AGAINST” the election of our director nominees. Abstentions will also have the same effect as a vote “AGAINST” the election of our director nominees. All of our nominees are currently serving as directors. If a nominee does not receive the required vote for re-election, the director will continue to serve on the board as a “holdover” director until his or her death, written resignation, retirement, disqualification or removal, or his or her successor is elected.

Biographical Information for Each Nominee for Director

James R. Balkcom, Jr. is Chairman of the Board of TMG Gases, Inc. and serves on the board of directors of EndoChoice, Inc. Mr. Balkcom also serves as an operating partner with Council Ventures, Inc., a position he has held since 2001. He served as Chairman of the Board of Advisors for Talent Quest, a leadership consultancy, from 2004 through 2010. Mr. Balkcom also served as Chairman of the Board of iKobo, Inc., a provider of online money transfer services, from 2006 until 2009 and as a director of Reach Health, Inc. from 2010 until 2014. He served as Chairman of the Board of Commerce South Bank, Inc. from 2001 until 2004 and as a director and Chairman of the compensation committee of Century South Banks, Inc. from 1997 until 2001. He was also a director and Chairman of the audit committee of DataPath, Inc. from 2007 until 2009. Mr. Balkcom also served as Chief Executive Officer of Techsonic Industries, Inc. from 1977 until 1994. He serves as a Civilian Aide to the Secretary of the Army for Georgia and has served on the executive committee of the USO Council of Georgia since 2005. Mr. Balkcom also serves on the advisory board of the Shepherd Center. Mr. Balkcom holds a bachelor’s degree in engineering from the United States Military Academy at West Point and a master’s degree in business administration from Harvard Business School.

Mr. Balkcom’s extensive experience in corporate governance and finance, together with his management experience as a senior executive with several companies, make him well qualified to be a member of our board.

Archie L. Bransford, Jr. is the president of Bransford & Associates, LLC, a bank regulatory consulting group that consults with banks on risk management and regulatory matters, a position he has held since 2004. While working for the Office of the Comptroller of the Currency, Mr. Bransford regularly reviewed financial statements of financial institutions to evaluate financial controls and stability. Mr. Bransford was a member of the board of directors of Banuestra Financial Corporation, a private financial services company, from 2006 until 2008. Mr. Bransford holds a bachelor’s degree in business administration from the University of Detroit.

Mr. Bransford’s depth of knowledge and valuable experience with bank regulatory matters make him well qualified to be a member of our board.

Kim M. Childers serves as Executive Risk Officer of the Company and State Bank, a position he has held since July 2012 and as a Vice Chairman of the board of the Company since 2010 and as Vice Chairman of the board of State Bank since 2009. Mr. Childers previously served as our Chief Credit Officer from 2009 until July 2012 and as our President from 2009 until December 2012. Mr. Childers previously held senior positions with Flag Bank and RBC Centura Bank, including Executive Vice President and Chief Credit Officer of Flag Bank from 2002 until 2007 and as Director-Georgia Risk Management of RBC Centura Bank from 2006 until 2007. Before joining Flag Bank in 2002, Mr. Childers was employed with Century South Banks, Inc., the holding company of 12 banks located in Georgia, Tennessee, Alabama and North Carolina, acting in a number of capacities, including Regional Chief Executive Officer for the North Georgia Region (which included eight charters and $600 million in assets), Chief Credit Officer and Senior Vice President/Credit Administration. Mr. Childers also serves as a managing principal of Bankers’ Capital Group, LLC, an investment company that primarily buys and sells notes. Mr. Childers holds a bachelor’s degree in agricultural economics from the University of Georgia.

Mr. Childers’ depth of knowledge and years of experience in banking make him well qualified to be a member of our board. His extensive personal understanding of the markets we serve is also a valuable asset to our board.

Ann Q. Curry is the Chair and Chief Client Strategist of Coxe Curry & Associates, a fundraising consulting firm serving nonprofit organizations in greater Atlanta and throughout Georgia, a position she has held since 2015. Ms. Curry previously served as the President of Coxe Curry & Associates from 1992 until 2014. Ms. Curry has held leadership roles both locally and nationally with the League of Women Voters, and she was a five-year member of the Board of Research Atlanta and its first woman president. She is a graduate of Leadership Atlanta and Leadership Georgia and a member of the YWCA Academy of Women Achievers. Ms. Curry serves on the CDC Foundation’s Advisory Board, on the Nominating Committee of United Way, on the Advisory Board of the Georgia Conservancy and is a member of the Atlanta Rotary Club. She is a graduate of Duke University, a past chair of the Duke University Women’s Studies Council and a six-year member of the Board of Visitors for Trinity College at Duke. She also currently serves on the advisory board for Duke University Libraries.

Ms. Curry’s extensive experience in business management, as well as her in depth of knowledge of the market areas we serve, make her well qualified to be a member of our board.

Joseph W. Evans serves as the Chief Executive Officer of the Company and Chairman of the Board, positions he has held since 2010.  Mr. Evans also served as the Chief Executive Officer of State Bank from July 2009 until January 1, 2015.  He is the former Chairman, President and Chief Executive Officer of Flag Financial Corporation which was acquired by RBC Centura Bank in 2006.  Mr. Evans previously served as President and Chief Executive Officer of Bank Corporation of Georgia which was acquired by Century South Banks, Inc. in 1997 and later served as President and Chief Executive Officer of Century South Banks, Inc., which was acquired by BB&T in 2001.  Currently, Mr. Evans is also President and Chief Executive Officer of Rosebub Farm, Inc., the General Partner of the Howell D. Evans Family Partnership, LP, and a managing principal of Bankers’ Capital Group, LLC, an investment company that primarily buys and sells notes. Mr. Evans serves on the boards of directors of Southern Trust Insurance Company, the Alliance Theater at The Woodruff Arts Center, and the Metro Atlanta Chamber. He is Vice President of the Buckhead Coalition, a trustee of the Foundation of the Methodist Home of the South Georgia Conference, Inc. in Macon, Georgia, where he chairs its investment committee, and a member of the Board of Councilors of the Carter Center. Mr. Evans serves on the Board of Trustees of the Georgia Tech Foundation as Treasurer, Chairman of the Finance Committee and as a member of the Executive Committee. He also serves on the Executive Committee of the advisory board of the Scheller College of Business at Georgia Tech, having previously served as chairman. He is a former Chairman of the Board of Trustees of the Georgia Tech Alumni Association. Mr. Evans holds a bachelor’s degree in industrial management from Georgia Tech.

Mr. Evans’ depth of knowledge and years of experience in banking make him well qualified to be a member of our board. His ties to our market area also provide him with personal contacts and an awareness of the social environment within which we operate.

Virginia A. Hepner is the President and Chief Executive Officer of The Woodruff Arts Center, a position she has held since 2012. The Woodruff Arts Center is one of the largest arts centers in the world, home to the Tony Award-winning Alliance Theater, the Grammy Award-winning Atlanta Symphony Orchestra and the High Museum of Art, the leading art museum in the Southeast. Before joining The Woodruff Arts Center, Ms. Hepner was a business consultant with DMI, Inc., an entertainment and music marketing company, from 2011 until 2012. She is also currently a principal investor in GHL, LLC, a private real estate investment partnership for commercial assets. Ms. Hepner has over 25 years of corporate banking experience with Wachovia Bank and its predecessors, serving in North Carolina, Chicago and Atlanta. She joined Wachovia Bank in 1979 and, until her retirement in 2005, she held numerous positions in corporate banking and capital markets, including Atlanta Commercial Banking Manager, Manager of the Foreign Exchange and Derivatives Group, and Executive Vice President and Manager of the U.S. Corporate Client Group. Ms. Hepner was formerly a director of Chexar Corporation (now named Ingo Money, Inc.), a private financial technology company. She has served in Interim Executive Director roles for The Woodruff Arts Center - Young Audience Division, the Atlanta Ballet and Brand Atlanta, Inc. She is also active in many not-for-profit and civic organizations, and presently serves as a board member of the Metro Atlanta Chamber, Midtown Alliance and the Atlanta Convention and Visitors Bureau. Ms. Hepner holds a bachelor’s degree in finance from the Wharton School of the University of Pennsylvania and attended the Kellogg School of Business at Northwestern University.

Ms. Hepner’s depth of knowledge and years of experience in corporate banking make her well qualified to be a member of our board.

John D. Houser is the President and Chief Executive Officer of Southern Trust Corporation, a position he has held since 2007.  Mr. Houser also serves as a director for Southern Trust Insurance Company, a position he has held since 2007. Mr. Houser served as President and Chief Executive Officer of Southern Trust Insurance Company from 2007 until January 2016 and as a member of Southern Specialty Underwrites, LLC from 2009 until 2015. He served as a director of Flag Financial Corporation from 2004 until 2006 and as Managing Partner of Miller Ray Houser & Stewart, a Certified Public Accounting firm in Atlanta, from 1994 until 2007.  Mr. Houser received a bachelor’s degree in Industrial Management from Georgia Tech in 1970 and a master’s of public accounting from Georgia State University in 1975.  Mr. Houser served as an officer in the United States Navy from 1970 until 1973. Mr. Houser serves as Chairman of the Georgia Underwriting Association and has served on its board since 2008. He also serves on the boards of the United Way of Middle Georgia and the Community Foundation of Central Georgia.  Mr. Houser also served as a director of the Georgia Association of Property and Casualty Insurance Companies from 2008 until 2015.

Mr. Houser’s depth of knowledge and years of experience in finance and accounting make him well qualified to be a member of our board.

William D. McKnight has served since 1979 as the President and Chief Executive Officer of McKnight Construction Company, a general contracting firm that operates in the Southeast. Mr. McKnight is also the President of Will McKnight Construction Company, a position he has held since 1999. Mr. McKnight previously served as a director of Georgia-Carolina Bancshares, Inc. until it merged with the Company on January 1, 2015. He served as Chairman of the Board of Directors of First Bank of Georgia, which we acquired in our acquisition of Georgia-Carolina Bancshares, Inc., from May 2010 until July 2015, when First Bank of Georgia was merged into State Bank. Mr. McKnight currently serves on the boards of the Georgia Health Sciences Foundation and the Georgia Ports Authority. He is the past President of both the Augusta Country Club and Augusta Golf Association and has served on the boards of Associated General Contractors of America, the Augusta Ballet, the Richmond Academy Booster Club and Tuttle-Newton Home. He is a graduate of Georgia Tech.

Mr. McKnight’s extensive experience in business management, as well as his in-depth knowledge of the Augusta market, makes him well qualified to be a member of our board.

Major General (Retired) Robert H. McMahon is the President of Fickling Management Services, a property management and leasing firm, since November 2015. Major General (Ret.) McMahon previously served as Director of C-17 Field Operations at Boeing from May 2014 until August 2015 and as President and Chief Executive Officer of the 21st Century Partnership in Warner Robins, Georgia, from 2012 until May 2014. Major General (Ret.) McMahon served as Commander, Warner Robins Air Logistics Center, Air Force Material Command, Robins Air Force Base, in Warner Robins, Georgia from 2010 until he retired in 2012. The Warner Robins Air Logistics Center was one of three Air Force air logistics centers and the largest single-site industrial complex in the State of Georgia. Before that, from 2008 until 2010, he served as Director of Logistics, Deputy Chief of Staff for Logistics, Installations and Mission Support, with the U.S. Air Force, in Washington, D.C. Major General (Retired) McMahon served as a director of NORDAM from 2012 to 2014. He entered active duty after graduation from the U.S. Air Force Academy in 1978 with a master’s of science in maintenance management.

Major General (Ret.) McMahon’s depth of knowledge and years of experience in finance and government relations, together with his management experience as a senior officer with the United States Air Force, make him well qualified to be a member of our board.

J. Thomas Wiley, Jr. has served as Chief Executive Officer of State Bank since January 2015, as President of the Company since January 2013, and as a director of the Company and State Bank since 2010 (and as Vice Chairman of the boards of directors of the Company and State Bank since 2013).  Mr. Wiley also served as President of State Bank from January 2013 until July 2015. Mr. Wiley also served as a director of First Bank of Georgia, which we acquired in our acquisition of Georgia-Carolina Bancshares, Inc. from January 2015 until July 2015, when First Bank of Georgia was merged into State Bank. Mr. Wiley is the former President and Chief Executive Officer of Coastal Bankshares, Inc. and its subsidiary bank, The Coastal Bank, where he served from 2007 until November 2012. Mr. Wiley also served as Chairman of the Board of Directors of Coastal Bankshares and The Coastal Bank from 2007 until March 2014. Before joining Coastal Bankshares, Mr. Wiley served as the Vice Chairman/director and Chief Banking Officer of Flag Financial Corporation from 2002 until 2006 and as President and Chief Executive Officer of Flag Bank from 2002 until 2006.  Mr. Wiley is also a managing principal of Bankers’ Capital Group, LLC, an investment company that primarily buys and sells notes.  Mr. Wiley serves on the board of governors of the Georgia Chamber of Commerce, the board of trustees of the Atlanta Police Foundation, is a former chairman of the Georgia Bankers Association and a graduate of the Leadership Georgia Foundation Class of 2001.  Mr. Wiley also serves as Co-Chairman of the Valdosta State University Capital Campaign. Mr. Wiley earned his bachelor’s degree in business administration from Valdosta State University and is a graduate of the School of Banking of the South, Louisiana State University.

Mr. Wiley’s depth of knowledge and years of experience in banking make him well qualified to be a member of our board.

The board of directors recommends a vote FOR each of the above nominees.

Director Compensation

Our bylaws permit our directors to receive compensation as determined by the board of directors. We do not pay our “inside” employee-directors any additional compensation for their service as directors. In 2012, the Independent Directors Committee reviewed and updated our director compensation package with the assistance of Matthews, Young & Associates, Inc. (“Matthews, Young”) an independent compensation advisor. In developing the director compensation package in 2012, Matthews, Young conducted a peer group analysis of like companies. The peer group sample included 51 financial institutions in the eastern region of the United States with market capitalizations between $300 million and $1 billion.

In February 2015, the Independent Directors Committee, with the assistance of Matthews, Young, reviewed our non-employee director compensation package to ensure our directors continued to be fairly compensated compared to peer organizations for their accountability and level of involvement. The peer group sample included 44 publicly-traded financial institutions in the eastern region of the United States of comparable size to the Company. As a result of that review, the Independent Directors Committee did not make any material changes to our director compensation package in 2015.

Under the cash component of our director compensation package, our non-employee directors receive:

•	a cash retainer of $40,000 (which is prorated and payable quarterly);

•	an additional cash retainer of $10,000 to the chairs of each of the Audit Committee, Independent Directors Committee and Risk Committee (which is prorated and payable quarterly);

•	a fee of $1,000 per board meeting (if attended in person) or $500 (if attended by phone); and

•	a fee of $500 per meeting of the Audit Committee, the Independent Directors Committee, the Risk Committee and the Executive Committee.

Each non-employee director also receives an annual grant of 1,000 shares of restricted stock. The shares of restricted stock vest in full on the date of the next annual meeting of shareholders following the date of grant unless the director’s service as member of the board of directors ceases for any reason before the next annual meeting of shareholders, other than as a result of death or permanent disability. If the director’s service ceases due to death or permanent disability, the number of shares of restricted stock that vest will be determined by dividing the total number of shares of restricted stock by 12 and multiplying that result by the number of months served as director between the date of grant and the date of the next annual meeting of shareholders. We also reimburse our non-employee directors for reasonable expenses incurred in connection with serving as a director.

The following table provides the compensation paid to our non-employee directors for the year ended December 31, 2015.
Director Compensation for 2015

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	All Other Compensation ($)(2)	Total ($)
James R. Balkcom, Jr.(3)	62,500	20,740	320	83,560
Kelly H. Barrett	58,500	20,740	320	79,560
Archie L. Bransford, Jr.(4)	67,000	20,740	320	88,060
Ann Q. Curry	51,000	20,740	320	72,060
Virginia A. Hepner	51,000	20,740	320	72,060
John D. Houser(5)	70,500	20,740	320	91,560
William D. McKnight(6)	41,335	20,740	270	62,345
Major General (Ret.) McMahon	54,500	20,740	320	75,560

(1)
The amounts in the Stock Awards column are the aggregate grant date fair values computed in accordance with FASB ASC Topic 718. Assumptions made in the valuation of awards can be found in Note 17 of the Consolidated Financial Statements in our Annual Report on Form 10-K for the fiscal year ended December 31, 2015.

(2)	All of the amounts shown in this column are for cash dividends related to unvested restricted stock.

(3)	As chair of the Independent Directors Committee, Mr. Balkcom received a cash retainer of $10,000 in 2015.

(4)	As chair of the Audit Committee, Mr. Bransford received a cash retainer of $10,000 in 2015.

(5)	As chair of the Risk Committee, Mr. Houser received a cash retainer of $10,000 in 2015.

(6)	Mr. McKnight was appointed as a director in February 2015.

The table below shows the aggregate number of shares of restricted stock held by non-employee directors as of December 31, 2015.

Name	Restricted Stock (in shares)(1)
James R. Balkcom, Jr.	1,000
Kelly H. Barrett	1,000
Archie L. Bransford, Jr.	1,000
Ann Q. Curry	1,000
Virginia A. Hepner	1,000
John D. Houser	1,000
William D. McKnight	1,000
Major General (Ret.) McMahon	1,000

(1)	The shares of restricted stock were granted under the Equity Plan and vest in full on May 25, 2016, the date of our annual shareholders meeting.

Biographical Information for Executive Officers

Our executive officers are:

Name	Position
Joseph W. Evans	Chief Executive Officer of the Company and Chairman of the Boards of Directors of the Company and State Bank
Kim M. Childers	Executive Risk Officer of the Company and State Bank and Vice Chairman of the Boards of Directors of the Company and State Bank
J. Thomas Wiley, Jr.	Chief Executive Officer of State Bank, President of the Company, and Vice Chairman of the Boards of Directors of the Company and State Bank
Sheila E. Ray	Chief Financial Officer, Secretary and Executive Vice President of the Company and State Bank
David F. Black	Chief Credit Officer and Executive Vice President of State Bank
Remer Y. Brinson III	President of State Bank and Executive Vice President of the Company
David C. Brown	Corporate Development and Executive Vice President of the Company
David W. Cline	Chief Information Officer and Executive Vice President of the Company and Chief Operating Officer and Executive Vice President of State Bank
Steven G. Deaton	Enterprise Risk Officer and Executive Vice President of the Company and State Bank
Michael R. Fitzgerald	Chief Talent Officer and Executive Vice President of State Bank
Bradford L. Watkins	Managing Director of the Commercial Finance Group and Executive Vice President of State Bank
Because each of Mr. Evans, Mr. Childers and Mr. Wiley also serves on our board of directors, we have provided biographical information for them above. Biographical information for each of Ms. Ray, Mr. Black, Mr. Brinson, Mr. Brown, Mr. Cline, Mr. Deaton, Mr. Fitzgerald and Mr. Watkins is provided below:

Sheila E. Ray, age 57, serves as Chief Financial Officer of the Company and State Bank, a position she has held since January 2015. Ms. Ray also serves as the Secretary of the Company and State Bank, a position she has held since December 2015. Ms. Ray joined the Company and State Bank in October 2014 as Executive Vice President – Finance. She also served as the Chief Financial Officer of our former subsidiary bank, First Bank of Georgia, concurrent with her service as Chief Financial Officer of the Company, from January 2015 until July 2015, when it was merged into State Bank. Before that, she served as Chief Financial Officer of Atlanta Bancorporation, Inc. and Bank of Atlanta from 2006 until each was merged into the Company and State Bank, respectively, on October 1, 2014. She also served on the board of directors of Bank of Atlanta, a position she held from 2010 until 2014. Before that, Ms. Ray served as Chief

Operating Officer and Chief Financial Officer of Eagle Bancshares, Inc., and its subsidiary unitary thrift, Tucker Federal Bank, from 1997 until it was acquired by RBC Centura Bank in 2002. In 2003, she left RBC Centura Bank to work as an independent consultant, providing financial analysis and strategic planning to a variety of community banks. Ms. Ray also previously served in various leadership roles at First National Bancorp and its subsidiary bank First National Bank of Gainesville from 1988 until 1996, including the Director of Information Processing and Administrative Support and Director of Internal Audit. Ms. Ray served in various leadership roles within internal audit at Wachovia Corporation from 1981 until 1988, including Vice President and Deputy Auditor. Ms. Ray is a Certified Public Accountant and a member of the Board of Trustees at Toccoa Falls College. Ms. Ray holds a bachelor’s of business administration in accounting from the University of Georgia.

David F. Black, age 40, serves as Chief Credit Officer and Executive Vice President of State Bank, positions he has held since September 2013. Mr. Black previously served as Chief Credit Officer of the Company from September 2013 until February 2015. Mr. Black joined State Bank in 2011 as Senior Vice President of Finance. Previously, Mr. Black served as Director of Corporate Strategy at First Horizon National Corporation in Memphis, Tennessee from July 2009 until August 2011. Mr. Black held various leadership roles in Finance and Corporate Development at Wachovia Corporation in Winston-Salem and Charlotte, North Carolina between June 2000 and July 2009, and he started his banking career with SunTrust Bank in Atlanta. Mr. Black holds both a bachelor’s of business administration in finance and a master’s degree in business administration from the Terry College of Business at the University of Georgia.

Remer Y. Brinson III, age 55, serves as Executive Vice President of the Company, a position he has held since January 2015, and as President of State Bank since July 2015. Mr. Brinson served as the President and Chief Executive Officer of Georgia-Carolina Bancshares, Inc. from May 2008 until January 2015, when it was merged with the Company, and he served as a director of Georgia-Carolina Bancshares, Inc. from May 2004 until January 2015. Mr. Brinson also previously served as President and Chief Executive Officer of our former subsidiary bank, First Bank of Georgia, from May 2004 until it was merged into State Bank in July 2015. Mr. Brinson served as President and Chief Executive Officer of Citizens Bank and Trust until its acquisition by Allied Bank of Georgia. From 1994 to 1999, he was Senior Vice President of Allied Bank of Georgia and Regions Bank. From 1982 to 1994, Mr. Brinson served First Union Bank, and its predecessor, Georgia-Railroad Bank and Trust, in various capacities, including Senior Vice President, Corporate Banking. Mr. Brinson serves as Past Chairman of the board of directors of the Georgia Bankers Association, and Chairman of Augusta Tomorrow. Mr. Brinson also serves on the board of directors of the Georgia Bankers Insurance Trust, The Richmond County Development Authority and Tuttle-Newton Home. Mr. Brinson holds a bachelor’s of business administration in finance from the University of Georgia.

David C. Brown, age 50, serves as Corporate Development and Executive Vice President of the Company, positions he has held since December 2013. Before joining the Company, Mr. Brown served as Managing Principal of Sagus Partners, LLC from January 2008 until December 2013. Mr. Brown holds a bachelor’s of arts in philosophy from Vanderbilt University and a master’s degree in business administration from the University of Georgia.

David W. Cline, age 55, serves as Chief Information Officer and Executive Vice President of the Company, positions he has held since January 2010.  Mr. Cline also serves as the Chief Operating Officer and Executive Vice President of State Bank, positions he has held since January 2015. Mr. Cline previously served as Chief Information Officer and Executive Vice President of State Bank from August 2009 until December 2014. Before joining State Bank in August 2009, Mr. Cline was a Director of Technical Operations with AT&T Business Field Services, serving the AT&T and BellSouth family of companies in technical management roles from 1988 until retiring in 2009.  Mr. Cline holds a bachelor’s of science degree from Virginia Polytechnic Institute and State University.

Steven G. Deaton, age 53, serves as Enterprise Risk Officer and Executive Vice President of the Company and State Bank, positions he has held since August 2012. Mr. Deaton previously served as Atlanta Regional President/Chief

Banking Officer and Executive Vice President of State Bank from August 2009 until July 2012. Before joining State Bank, Mr. Deaton served as Executive Vice President/Atlanta Regional President of Flag Bank from 2005 until 2006 and served as President of Business Banking for Georgia for RBC Centura Bank from 2006 until 2007 (following RBC Centura Bank’s acquisition of Flag Bank). Mr. Deaton joined Flag Bank after it acquired First Capital Bank, successor of Chattahoochee National Bank, where he served as Chief Operating Officer, Chief Credit Officer and Senior Lender. Before that, Mr. Deaton held various senior management positions at Bank South and SouthTrust Bank from 1985 until 2000, including Georgia Commercial Banking Manager, Georgia Credit Administrator and Director of the Management Training Program. Mr. Deaton holds a bachelor’s of science in business administration from the University of North Carolina at Chapel Hill.

Michael R. Fitzgerald, age 57, serves as Chief Talent Officer and Executive Vice President of State Bank, positions he has held since August 2015.  Mr. Fitzgerald previously served as State Bank’s Chief Revenue and Chief Deposit Officer from 2012 until 2015 and as State Bank’s Senior Deposit Officer from 2011 until 2012. Before joining State Bank, he served as President of FitzgeraldMSI, a consulting company for banks, from 2002 until 2010. Mr. Fitzgerald previously served as President and Chief Operating Officer of NetBank, Vice President of Mellon Bank and President of directbanking.com, the online banking division of Salem Bank of Boston. Mr. Fitzgerald holds an economics degree from the University of Massachusetts.

Bradford L. Watkins, age 49, serves as Managing Director of the Commercial Finance Group and Executive Vice President of State Bank, positions he has held since 2015 and 2011, respectively.  Mr. Watkins previously served as Director of Real Estate Banking of State Bank from 2011 until 2015 and as Atlanta Regional Credit Officer of State Bank from 2009 until 2011. Before joining State Bank, he served as Senior Vice President of Cornerstone Bank between 2007 and 2009. Before that, he served as the Regional President for Atlanta and later for Real Estate Finance at Flag Bank from 2002 until 2006.  He began his career in 1988 at Wachovia Bank, where he served in various capacities in Retail Banking and Corporate Finance.  Mr. Watkins holds a bachelor’s degree in history from Washington & Lee University and a master’s of business administration in finance from Georgia State University. He also has completed the Executive Development Program at the Wharton School at the University of Pennsylvania.

CORPORATE GOVERNANCE

Introduction

The directors meet to review our operations and discuss our business plans and strategies for the future. The full board of directors met eight times in 2015. During 2015, each director attended at least 75% of the aggregate of the total number of board meetings and the total number of meetings held by the committees of the board on which he or she served. We expect each director to attend our annual meeting of shareholders, although we recognize that conflicts may occasionally arise that will prevent a director from attending an annual meeting. Ten of our eleven then serving directors attended the 2015 annual meeting.

Director Independence

Our board of directors has determined that each of James R. Balkcom, Jr., Kelly H. Barrett, Archie L. Bransford, Jr., Ann Q. Curry, Virginia A. Hepner, John D. Houser, William D. McKnight and Major General (Ret.) Robert H. McMahon is an “independent” director, based on the independence criteria in the corporate governance listing standards of The NASDAQ Capital Market. Our shares of common stock were listed and began trading on The NASDAQ Capital Market on April 14, 2011.
In determining that Mr. Balkcom is independent, the board took into account a charitable contribution made by State Bank to the Shepherd Center Foundation, Inc. on which Mr. Balkcom serves as a member of its advisory board.

The Shepherd Center Foundation, Inc. supports Shepherd Center, a private, not-for-profit hospital in Atlanta, Georgia specializing in medical treatment, research and rehabilitation for people with spinal cord injury and brain injury.

In determining that Ms. Barrett is independent, the board took into account, among other things, a charitable contribution made by State Bank to the Girl Scouts of Greater Atlanta on which Ms. Barrett serves as director of its board.

In determining that Ms. Hepner is independent, the board took into account, among other things, charitable contributions made by State Bank to The Woodruff Arts Center and the Alliance Theater, a division of The Woodruff Arts Center. Ms. Hepner serves as President and Chief Executive Officer of The Woodruff Arts Center.

In determining that Mr. Houser is independent, the board took into account, among other things, that Mr. Houser serves as President of Southern Trust Corporation, which owns Southern Trust Insurance Company (“Southern Trust”), and that Southern Trust paid State Bank’s insurance division for commissions owed to State Bank. In addition, the board considered Mr. Houser’s ownership interest in Southern Specialty Underwriters, LLC (“SSU”) and that SSU paid State Bank’s insurance division for shared commissions between SSU and State Bank. As of January 1, 2016, Mr. Houser has no ownership interest in SSU. Neither the Company nor State Bank paid any fees to Southern Trust or SSU for any accounting, consulting, legal, investment banking or financial advisory services. Lastly, the board took into account charitable contributions paid by State Bank to United Way of Middle Georgia and the Community Foundation of Central Georgia for which Mr. Houser serves on the board of directors.

In determining that Mr. McKnight is independent, the board took into account a charitable contribution paid by State Bank to the Georgia Health Sciences Foundation, for which Mr. McKnight serves on the board of directors.

Mr. Evans, Mr. Childers, and Mr. Wiley are considered inside directors because of their employment as our executive officers.

There are no family relationships between any of our directors and executive officers.

Committees of the Board of Directors

Our board committees are currently composed as follows (M — member; C — chairman):

Name	Audit Committee	Independent Directors Committee	Risk Committee	Executive Committee
James R. Balkcom, Jr.		C	M	M
Kelly H. Barrett		M	M
Archie L. Bransford, Jr.		M	C	M
Ann Q. Curry		M	M
Joseph W. Evans				C
Virginia A. Hepner	M	M
John D. Houser	C	M		M
William D. McKnight	M	M
Robert H. McMahon	M	M
J. Thomas Wiley, Jr.				M
In 2010, the board of directors established an Audit Committee, a Compensation Committee and a Nominating Committee. In January 2011, for administrative purposes, the board of directors combined the functions of the Compensation Committee and the Nominating Committee into one committee, the Independent Directors Committee.

The board of directors also established the Risk Committee in March 2013, which previously operated as a committee of State Bank, and established the Executive Committee in November 2013.

Audit Committee. Our Audit Committee is composed of Mr. Houser (Chairman), Ms. Hepner, Mr. McKnight and Major General (Ret.) McMahon. Ms. Hepner and Mr. McKnight joined the Audit Committee in January 2016. Ms. Barrett and Mr. Bransford served on the Audit Committee in 2015 and resigned in January 2016 in order to serve on the Risk Committee. The board has determined that each of Ms. Hepner and Mr. Houser is an “audit committee financial expert” for purposes of the rules and regulations of the SEC. The board has determined that each member of the committee is “independent” under SEC Rule 10A-3 and under The NASDAQ Capital Market listing standards. The Audit Committee met ten times in 2015. The Audit Committee operates under a written charter that is available on our website, www.statebt.com, in the “Governance Documents” section under “Investors.”

To review our annual Audit Committee report, please see “Proposal 4 – Ratification of Appointment of Independent Registered Public Accounting Firm–Report of the Audit Committee.”

Independent Directors Committee. As noted above, we have combined the functions of our Nominating Committee and our Compensation Committee into one committee, the Independent Directors Committee. Our Independent Directors Committee performs the dual roles of overseeing (a) our corporate governance matters and the nomination of director candidates to the board of directors and (b) our compensation and personnel policies. Our Independent Directors Committee is composed of Mr. Balkcom (Chairman), Ms. Barrett, Mr. Bransford, Ms. Curry, Ms. Hepner (Vice Chair), Mr. Houser, Mr. McKnight and Major General (Ret.) McMahon. The board has determined that each member of the Independent Directors Committee is “independent” under the listing standards of The NASDAQ Capital Market. The Independent Directors Committee charter is available on our website, www.statebt.com, in the “Governance Documents” section under “Investors.”

In its compensation role, the Independent Directors Committee has authority to establish the salaries and incentive compensation for our named executive officers. The committee also has the authority, among other things:

•	to annually determine and approve corporate goals and objectives relevant to the compensation of our Chief Executive Officer;

•	to review and approve annual base salary, annual incentive levels, any special or supplemental benefits and perquisites for our executive officers;

•	to review and approve employment agreements, new hire awards or payments, severance, and change in control or similar termination agreements for our executive officers;

•
to oversee and administer our equity-based compensation, including the review and grant of equity awards to all eligible employees, and to fulfill such duties and responsibilities as described in those plans;

•	to review, approve and recommend to the board, as appropriate, any new compensation and incentive plans, policies or programs;

•	to oversee, monitor and assess the Company’s compensation and incentive plans, policies and programs; and

•	to oversee the Company’s management development and succession plans for executive officers.

In addition, the Independent Directors Committee annually reviews, evaluates and establishes levels of director compensation. For purpose of performance reviews, the committee evaluates the performance of our Chief Executive Officer, and our Chief Executive Officer evaluates the performance of our other named executive officers and discusses the results of such evaluations with the committee.

Under the Independent Directors Committee charter, the committee may delegate to one or more of our officers, who are also directors, the power to designate the officers and employees of the Company or State Bank who will receive awards under the Company’s equity-based incentive plan and to determine the terms of such awards in accordance with such plan. Notwithstanding that authority, no officer may be delegated the power to designate himself or herself as a recipient of restricted shares, options or warrants, or to grant restricted shares, options or warrants to any person who is subject to reporting obligations under Section 16 of the Securities Exchange Act of 1934. Acting under this authority, the Independent Directors Committee delegated to Mr. Evans, our Chairman and Chief Executive Officer, the authority to issue equity incentive grants to any eligible employee, not to exceed 25,000 shares per employee. The Independent Directors Committee reviews a report of all grants authorized by Mr. Evans on at least a quarterly basis. The Independent Directors Committee must review and approve in advance all equity incentive grants to any individual exceeding 25,000 shares.

The Independent Directors Committee has the authority under its charter to appoint, select, obtain advice from, retain, terminate and approve the fees and other retention terms of advisors (including compensation consultants). In 2015, the Independent Directors Committee continued its engagement of Matthews, Young as an independent advisor to assist the committee in determining and evaluating executive compensation. Matthews, Young reports directly to the Independent Directors Committee and works with management on behalf of the committee as needed. Matthews, Young assisted in the development of our executive officer annual incentive plans (including the annual incentive plan approved in 2015), the executive officer long-term equity compensation plan, which consists of performance-based restricted stock, and director compensation package, in addition to the implementation of the 2011 Omnibus Equity Compensation Plan (the “Equity Plan”), which our shareholders approved at the 2011 annual meeting. In addition, Matthews, Young provided independent advice to the committee regarding refinements to the executive compensation peer group and long-term incentive strategy. The Independent Directors Committee assessed the independence of Matthews, Young, taking into consideration all factors specified in The NASDAQ Capital Market listing standards. Based on this assessment, the committee determined the engagement of Matthews, Young did not raise any conflict of interest.

Risk Committee. Our Risk Committee is composed of Mr. Bransford (Chairman), Mr. Balkcom, Ms. Barrett and Ms. Curry. Mr. Balkcom joined the Risk Committee in July 2015, and Ms. Barrett, Mr. Bransford and Ms. Curry joined the committee in January 2016. Mr. Houser and Major General (Ret.) McMahon served on the Risk Committee in 2015 and resigned in January 2016 in order to serve on the Audit Committee. The board has appointed the Risk Committee to assist in the fulfillment of its oversight responsibilities, specifically as it relates to (a) communicating with management and monitoring our risk appetite and risk profile regarding credit risk, risk related to information technology and cyber security, operational risk, regulatory/compliance risk, liquidity and market risk, strategic risk and capital and earnings risk; and (b) approving our risk management framework and reviewing its effectiveness.

Executive Committee. Our Executive Committee is composed of our Chairman (Mr. Evans), Mr. Wiley and the Chairs of the Audit Committee (Mr. Houser), the Independent Directors Committee (Mr. Balkcom) and the Risk Committee (Mr. Bransford). The Executive Committee was appointed to exercise the powers and authority of the board, with certain limitations more fully set forth in its charter, during the intervals between meetings of the board, when, based on the business needs of the Company, it is desirable for board-level actions to be considered but the convening of a special board meeting is not warranted as determined by the Chairman of the board. The Executive Committee reports any actions or recommendations to the board at the next regularly scheduled meeting. It is the general intention that all substantive matters in the ordinary course of business be brought before the full board for action, but the board recognizes the need for flexibility to act on substantive matters where action may be necessary between board meetings.

Nominations of Directors

The Independent Directors Committee serves to identify, screen, recruit and nominate candidates to the board of directors. The committee’s charter requires the committee to review potential candidates for the board, including any nominees submitted by shareholders in accordance with our bylaws. The committee evaluated each nominee recommended for election as a director in these proxy materials. In evaluating candidates proposed by shareholders, the committee will follow the same process and apply the same criteria as it does for candidates identified by the committee or the board of directors.

For a shareholder to nominate a director candidate, the shareholder must comply with the advance notice provisions and other requirements of our bylaws. Each notice must state:

•	the name and address of the shareholder who intends to make the nomination and of the person or persons to be nominated;

•
a representation that the shareholder is a holder of record of stock of the Company entitled to vote at the annual meeting and intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice;

•
a description of all arrangements or understandings between the shareholder and each nominee and any other person or persons (naming such person or persons) pursuant to which the shareholder is making the nomination or nominations; and

•
such other information regarding each nominee proposed by the shareholder as would be required to be included in a proxy statement filed under the proxy rules of the SEC relating to the election of directors.

The notice must be accompanied by the sworn or certified statement of the shareholder that the nominee has consented to being nominated and that the shareholder believes the nominee will stand for election and will serve if elected.

When considering a potential candidate for nomination, the Independent Directors Committee will consider the skills and background that the Company requires and that the person possesses, diversity of the board and the ability of the person to devote the necessary time to serve as a director. The Independent Directors Committee has established the following minimum qualifications for service on our board of directors:

•	the highest ethics, integrity and values;

•	an outstanding personal and professional reputation;

•	professional experience that adds to the mix of the board as a whole;

•	the ability to exercise sound, independent business judgment;

•	freedom from conflicts of interest;

•	demonstrated leadership skills;

•	the willingness and ability to devote the time necessary to perform the duties and responsibilities of a director; and

•	relevant expertise and experience and the ability to offer advice and guidance to our Chief Executive Officer based on that expertise and experience.

In considering whether to recommend any particular candidate for inclusion in the board’s slate of recommended director nominees, the committee also considers the following criteria, among others:

•	whether the candidate possesses the qualities described above;

•	whether the candidate has significant contacts in our markets and the ability to generate additional business for State Bank;

•	whether the candidate qualifies as an independent director under our guidelines;

•	the candidate’s management experience in complex organizations and experience with complex business problems;

•	the likelihood of obtaining regulatory approval of the candidate, if required;

•	whether the candidate would qualify under our guidelines for membership on the Audit Committee or the Independent Directors Committee;

•	the extent to which the candidate contributes to the diversity of the board in terms of background, specialized experience, age, gender and race;

•	the candidate’s other commitments, such as employment and other board positions; and

•	whether the candidate complies with any minimum qualifications or restrictions set forth in our bylaws.

The committee does not assign specific weights to particular criteria, and no particular criterion is a prerequisite for each prospective nominee. Although we have no formal policy regarding diversity, we believe that the backgrounds and qualifications of our directors, considered as a group, should provide a composite mix of experience, knowledge and abilities that will allow the board of directors to fulfill its responsibilities.

In addition to the qualification criteria above, the Independent Directors Committee also takes into account whether a potential director nominee qualifies as an “audit committee financial expert” as that term is defined by the SEC, and whether the potential director nominee would qualify as an “independent” director under the listing standards of The NASDAQ Capital Market.

Board Leadership Structure

The board does not have a policy regarding the separation of the roles of Chief Executive Officer and Chairman of the board because the board believes it is in the Company’s best interests for the board to make that determination based on the membership of the board. The board has determined that having Mr. Evans, our Chief Executive Officer, serve as Chairman of the board is in the best interest of our shareholders at this time because this structure makes the best use of Mr. Evans’s extensive experience in banking, particularly in our market areas. In addition, the board believes that combining the role of Chairman and Chief Executive Officer promotes the development of our corporate strategies by facilitating effective and efficient information flow between management and the board. The board also believes that when the combined role of Chairman and Chief Executive Officer is coupled with a lead independent director appointed by the board, the interests of shareholders are served by providing a balance between the development of corporate strategies and independent oversight of management.

In accordance with our policy on Corporate Governance Principles, the Independent Directors Committee has elected, and the full board has approved, Mr. Balkcom as our lead independent director. In this role, he may call and preside over executive sessions of the independent directors, without management present, as he deems necessary. The other duties of the lead director will continue to evolve. We recognize that different board leadership structures may be appropriate for companies in different situations. We will continue to reexamine our corporate governance policies and leadership structures on an ongoing basis to ensure that they continue to meet our needs.

Other Governance Policies and Practices

Management Succession Plan. As noted above, in accordance with our Independent Directors Committee charter, the Independent Directors Committee reviews, in conjunction with the Chief Executive Officer, the Chief Executive Officer’s mission and objectives and considers succession plans for the Chief Executive Officer and other senior executives, officers and business unit managers. The Independent Directors Committee has developed a management succession plan to minimize the risk to our business from an unplanned departure of our Chief Executive Officer or other members of our senior management and to help ensure the continuity of senior management.

Board and Committee Self-Evaluations. The board conducts annual self-evaluations to determine whether the board and its committees are functioning effectively. The Independent Directors Committee oversees this annual review process and, through its Chairman, discusses the input with the full board. In addition, each board committee reviews annually the qualifications and effectiveness of that committee and its members. The Company, the board and each of the board committees will continue to monitor corporate governance developments and will continue to evaluate committee charters, duties and responsibilities.

Board’s Role in Risk Oversight

Our Audit Committee is primarily responsible for overseeing our risk management processes as it relates to management, financial statements and audit functions on behalf of the full board. Specifically, the Audit Committee focuses on financial reporting risk and internal controls, oversight of the internal audit process and legal compliance, regulatory compliance, review of insurance programs and policies and procedures as they relate to our conflicts of interest, complaints regarding accounting and audit matters, and regulatory and legal compliance. The Audit Committee receives reports from management at least quarterly regarding our assessment of risks and the adequacy and effectiveness of internal control systems and operational risk (including compliance and legal risk that may have a significant effect on the financial statements of the Company). The Audit Committee also receives reports from management addressing the most serious risks impacting the day-to-day operations of the Company and State Bank. Our Director of Internal Audit reports to the Audit Committee and meets with the committee on a quarterly basis in executive sessions to discuss any potential risk or control issues involving management. The Audit Committee reports regularly to the full board, which also considers our entire risk profile.

In addition to the risk management oversight functions provided by the Audit Committee, the Independent Directors Committee and the Risk Committee also perform functions related to oversight of risk management processes on behalf of the full board. The Risk Committee is responsible for overseeing risk management processes and controls related to credit risk, operational risk, risks related to compliance and regulatory matters, liquidity and market risks, strategic risk, capital and earning risks, and risks related to information technology and cyber security. The Risk Committee also reviews the establishment of risk levels for those identified risks and monitors the Company’s performance within such risk levels. Our Director of Internal Loan Review reports to the Risk Committee and meets with the Risk Committee in executive session no less frequently than quarterly. In addition, the Risk Committee reviews policies related to risk management governance and assists the Independent Directors Committee in its assessment of the Company’s compensation practices. In its compensation role, the Independent Directors Committee reviews our compensation and incentive plans, policies and programs made available to our named executive officers and to all other employees and directors. In its nomination and corporate governance role, the Independent Directors Committee manages risks associated with the independence of the members of the board and the Company’s compliance with its corporate governance principles. Both the Independent Directors Committee and the Risk Committee regularly report to the full board.

The full board focuses on the most significant risks facing the Company and the Company’s general risk management strategy and also ensures that risks we undertake are consistent with board policy. In addition, the full board regularly considers strategic, market and reputational risk. While the board of directors oversees our risk management, management is responsible for the day-to-day risk management processes. We believe this division of responsibility is the most effective approach for addressing the risks facing the Company and that our board leadership structure supports this approach.

Code of Ethics

We expect all of our employees to conduct themselves honestly and ethically. Our board of directors has adopted a Code of Ethics that applies to all employees of the Company and State Bank, including officers and directors. The Code of Ethics is intended to provide guidance to assure compliance with law and promote ethical behavior. The Code of Ethics is available on our website, www.statebt.com, in the “Governance Documents” section under “Investors.” If we amend or waive any of the provisions of our Code of Ethics applicable to our principal executive officer, principal financial officer, controller or persons performing similar functions that relates to any element of the definition of “Code of Ethics” enumerated in Item 406(b) of Regulation S-K under the Securities Exchange Act of 1934, we intend to disclose these actions on our website, www.statebt.com.

Communications with the Board of Directors

The board of directors has established a process for shareholders to send communications to the board of directors. Shareholders may communicate with the board as a group or individually by writing to: Corporate Secretary, State Bank Financial Corporation, 3399 Peachtree Road NE, Suite 1900, Atlanta, Georgia 30326. The board has instructed the Corporate Secretary to forward all such communications promptly to the board.

Certain Relationships and Related Party Transactions

Our Code of Ethics sets forth the guidelines in reviewing all related person transactions for potential conflicts of interest. Under the Code of Ethics, our Audit Committee (or another independent body of the board) is responsible for reviewing, approving and ratifying all related person transactions. The Audit Committee Charter also sets forth the committee’s requirement to review and approve such transactions. Pursuant to the terms of the Audit Committee Charter, the Audit Committee has delegated to the Chair of the Audit Committee, or the Chair’s designee, the authority to approve a related person transaction, and the decision of the Chair or the Chair’s designee is to be presented to, and reviewed by, the Audit Committee. For purposes of this review, related person transactions include all transactions that are required to be disclosed under applicable SEC regulations.

On July 24, 2009, in connection with State Bank’s institutional equity capital raise, State Bank sold units consisting of shares of State Bank common stock and warrants to purchase 400,521 shares of State Bank common stock at an exercise price of $10.00 per share. Each warrant was exercisable for ten years from the date of purchase. (On July 23, 2010, the Company consummated its plan of reorganization and share exchange with State Bank pursuant to which the Company issued shares of its common stock in exchange for all of State Bank’s outstanding common stock and assumed all of State Bank’s warrants.)

In that offering, State Bank sold warrants to purchase 400,521 shares of State Bank common stock to each of the following persons (who are listed below with their current titles):

•	Joseph W. Evans, Chief Executive Officer of the Company and Chairman of the Company and State Bank;

•	Kim M. Childers, Executive Risk Officer and Vice Chairman of the Company and State Bank;

•	J. Thomas Wiley, Jr., Chief Executive Officer of State Bank, President of the Company and Vice Chairman of the Company and State Bank; and

•	J. Daniel Speight, Jr., former General Counsel to the Company and Former Secretary and Former Vice Chairman of the Company and State Bank.

The following table describes how the warrants of the executives above were exercised in 2015, in each case using the cashless exercise feature in the warrants that permitted the holder to contribute a number of shares deemed to be “in the money” as purchase price consideration for the $10.00 per share exercise price. The shares deemed to be used as consideration were canceled as part of the transaction.

Name of Executive	Number of Shares Purchasable Under Warrants	Number of “In the Money” Shares Used to Exercise Warrants	Number of Shares of Common Stock Purchased	Date of Exercise
Joseph W. Evans	400,521	172,416	228,105	12/01/2015
Kim M. Childers(1)	400,521	172,416	228,105	12/01/2015
J. Thomas Wiley, Jr.	400,521	172,713	227,808	11/30/2015
J. Daniel Speight, Jr.	400,521	172,713	227,808	11/30/2015

(1)
On December 28, 2012, Mr. Childers transferred his interests in the warrants to the 2012 Childers Family Trust, which was established for the benefit of his children. Mr. Childers is not the trustee of the trust.

State Bank also sold shares and warrants to purchase shares of State Bank common stock to each of the following persons (who are listed below with their current titles) on the dates noted in the table below. Each warrant was exercisable for ten years from the date of purchase and had an exercise price of $10.00 per share, except for the warrants purchased by Mr. Bransford, which had an exercise price of $11.21 per share.

•	David W. Cline, Chief Information Officer of the Company, Chief Operating Officer of State Bank and Executive Vice President of the Company and State Bank (and Mr. Cline’s spouse);

•	Steven G. Deaton, Enterprise Risk Officer and Executive Vice President of the Company and State Bank;

•	Bradford L. Watkins, Managing Director of the Commercial Finance Group and Executive Vice President of State Bank;

•	James R. Balkcom, Jr., a director of the Company and State Bank;

•	John D. Houser, a director of the Company and State Bank; and

•	Archie L. Bransford, a director of the Company and State Bank (and Mr. Bransford’s spouse).

The following table describes the dates of purchase, the number of shares purchasable under the warrants and how these individuals exercised their warrants in 2015, in all but one case using the cashless exercise feature in the warrant that permitted the holder to contribute a number of shares deemed to be “in the money” as purchase price consideration for the $10.00 per share exercise price (or in the case of Mr. Bransford, an exercise price of $11.21 per share). The shares deemed to be used as consideration were canceled as part of the transaction.

Name of Executive	Date of Purchase	Number of Shares Purchasable Under Warrants	Number of “In the Money” Shares Used to Exercise Warrants	Number of Shares of Common Stock Purchased	Date of Exercise
David W. Cline(1)	09/30/2009	40,000	17,250	22,750	11/30/2015
Steven G. Deaton	09/30/2009	30,000	12,937	17,063	11/30/2015
Bradford L. Watkins	10/26/2009	20,000	8,610	11,390	12/01/2015
James R. Balkcom, Jr.	11/13/2009	2,000	863	1,137	11/30/2015
John D. Houser(2)	11/13/2009	20,000	—	20,000	12/08/2015
Archie L. Bransford(3)	10/14/2010	6,000	2,902	3,098	11/30/2015

(1)	Mr. Cline held the warrants jointly with his spouse.

(2)	Mr. Houser exercised his warrant in full by paying $200,000 in cash consideration to us in exchange for 20,000 shares of our common stock.

(3)	Mr. Bransford held 3,000 warrants jointly with his spouse.

The spouse of David W. Cline, the Company’s Chief Information Officer and State Bank’s Chief Operating Officer, is an employee of State Bank. During 2015, Mr. Cline’s spouse received compensation in the amount of $169,263, which included base salary, an annual incentive payment, and the granting of 500 shares of restricted stock.

One of our directors and a son-in-law of one of our directors each had loans outstanding with State Bank in 2015. These loan were made in the ordinary course of business, on substantially the same terms, including interest rates and collateral, as those prevailing for comparable loan transactions with other customers of State Bank not related to State Bank, and did not include more than the normal risk of collectability associated with State Bank’s other banking transactions or other unfavorable features. The loans made to our director were made before the director was appointed to our board, and the loans were paid in full by the director in 2015. The loans made to the son-in-law of one of our directors were made in accordance with our policy guidelines and were not disclosed as nonaccrual, past due, restructured or potential problems as of the date of this proxy statement.

In addition, State Bank is subject to the provisions of Section 23A of the Federal Reserve Act, which limits the amount of loans or extensions of credit to, or investments in, or certain other transactions with, affiliates and the amount of advances to third parties collateralized by the securities or obligations of affiliates. State Bank is also subject to the provisions of Section 23B of the Federal Reserve Act, which, among other things, prohibits an institution from engaging in certain transactions with certain affiliates unless the transactions are on terms substantially the same, or at least as favorable to such institution or its subsidiaries, as those prevailing at the time for comparable transactions with nonaffiliated companies.

Compensation Committee Interlocks and Insider Participation

During the year ended December 31, 2015, the members of our Independent Directors Committee (which functions as our Compensation Committee) were: James R. Balkcom, Jr. (Chairman), Kelly H. Barrett, Archie L. Bransford, Ann Q. Curry, Virginia A. Hepner, John D. Houser, Mr. McKnight and Major General (Ret.) Robert H.

McMahon. None of the members of the Independent Directors Committee was an officer or employee, or former officer or employee, of the Company or State Bank during 2015. In addition, none of these individuals had any relationship requiring disclosure under Certain Relationships and Related Party Transactions, except as otherwise described above.

During 2015, none of our executive officers served on the board or compensation committee (or other committee serving an equivalent function) of any other entity (as defined in Item 407(e)(4) of Regulation S-K under the Securities Exchange Act of 1934) whose executive officers served on our board or Independent Directors Committee, except Mr. Evans, our Chairman and Chief Executive Officer. Mr. Evans serves on the board of directors of Southern Trust Insurance Company. Mr. Houser, a member of our board, served as the Chief Executive Officer and President of Southern Trust Insurance Company until January 2016.

PRINCIPAL AND MANAGEMENT SHAREHOLDERS

Principal Shareholders

The following table shows the owners of more than 5% of our outstanding common stock as of April 4, 2016, the record date for our 2016 annual meeting of shareholders.

Name and Address	Number of Shares Owned	Right to Acquire	Percentage of Beneficial Ownership(1)
The Vanguard Group(2) 100 Vanguard Blvd. Malvern, Pennsylvania 19355	2,295,881	–	6.18%
Franklin Mutual Advisers, LLC(3) 101 John F. Kennedy Parkway Short Hills, New Jersey 07078	2,235,360	–	6.02%

(1)	The percentage of beneficial ownership is based on 37,129,183 shares outstanding on April 4, 2016.

(2)
This information is based solely on the Schedule 13G/A filed on February 10, 2016 by The Vanguard Group, which reported sole voting power over 43,938 shares, shared voting power over 5,100 shares, shared dispositive power over 47,138 shares, and sole dispositive power over 2,248,743 shares. Vanguard Fiduciary Trust Company, a wholly-owned subsidiary of The Vanguard Group, Inc., is the beneficial owner of 42,038 shares as a result of serving as an investment manager of collective trust accounts. Vanguard Investments Australia, Ltd., a wholly-owned subsidiary of The Vanguard Group, Inc., is the beneficial owner of 7,000 shares as a result of serving as an investment manager of Australian investment offerings.

(3)
This information is based solely on the Schedule 13G/A filed on February 2, 2016 by Franklin Mutual Advisers, LLC reporting that the shares are beneficially owned by one or more open-end investment companies or other managed accounts which, pursuant to investment management contracts, are managed by Franklin Mutual Advisers, LLC, an indirect wholly-owned subsidiary of Franklin Resources, Inc. Pursuant to the investment management contracts, Franklin Mutual Advisers, LLC has sole voting and dispositive power over 2,235,360 shares. Franklin Mutual Advisers, LLC, however, disclaims any pecuniary interest in the shares and disclaims that it is the beneficial owner of the shares as defined in Rule 13d-3.

Security Ownership of Management

The following table shows the number of shares of our common stock beneficially owned as of April 4, 2016 by (a) each director and named executive officer named below, and (b) all executive officers and directors, as a group.

Name and Address(1)	Number of Shares Owned(2)	Right to Acquire	Percentage of Beneficial Ownership(3)
James R. Balkcom, Jr.	8,319	–	*
Kelly H. Barrett(4)	10,000	–	*
Archie L. Bransford, Jr.(5)	13,098	–	*
Remer Y. Brinson III(6)	71,755	–	*
Kim M. Childers(7)	208,038	–	*
Ann Q. Curry	6,300	–	*
Joseph W. Evans	558,731	–	1.50%
Virginia A. Hepner	4,000	–	*
John D. Houser	48,074	–	*
William D. McKnight	73,510	–	*
Major General (Ret.) McMahon	4,100	–	*
Sheila E. Ray	36,000	–	*
J. Daniel Speight, Jr.	372,162	–	1.00%
J. Thomas Wiley, Jr.	417,808	–	1.13%
All Directors and Executive Officers as a Group (20 persons)	2,343,739	–	6.31%
* Denotes beneficial ownership of less than 1%.

(1)	The address of each of these listed individuals is c/o State Bank Financial Corporation, 3399 Peachtree Road NE, Suite 1900, Atlanta, Georgia 30326.

(2)
The shares shown in this column include shares of restricted stock issued under Equity Plan for which such holder has voting rights in the following amounts: Mr. Balkcom–1,000 shares; Ms. Barrett–1,000 shares; Mr. Bransford–1,000 shares; Mr. Brinson–36,000 shares; Mr. Childers–79,038 shares; Ms. Curry–1,000 shares; Mr. Evans–92,600 shares; Ms. Hepner–1,000 shares; Mr. Houser–1,000 shares; Mr. McKnight–1,000 shares; Major General (Ret.) McMahon-1,000 shares; Ms. Ray–36,000 shares; and Mr. Wiley–69,000 shares.

(3)	The percentages shown above are based on 37,129,183 shares of our common stock outstanding on April 4, 2016.

(4)	Includes 1,000 shares of common stock held by Ms. Barrett’s spouse.

(5)	Includes 4,549 shares jointly held by Mr. Bransford’s spouse for which he shares voting and dispositive power.

(6)	Includes 99 shares of common stock held by Mr. Brinson’s spouse as a custodian for a minor child.

(7)	Includes 80,000 shares that are pledged to secure a line of credit.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires our directors, executive officers and persons who own beneficially more than 10% of our outstanding common stock to file with the SEC initial reports of ownership and reports of changes in their ownership of our common stock. Directors, executive officers and greater than 10% shareholders are required by SEC regulations to furnish us with copies of the forms they file. To our knowledge, no person beneficially owned more than 10% of our common stock during 2015. Based solely on a review of the copies of such reports furnished to us, during the fiscal year ended December 31, 2015, our directors and executive officers complied with all applicable Section 16(a) filing requirements.

EXECUTIVE OFFICER COMPENSATION

In this section, we sometimes refer to the Independent Directors Committee as the “committee.”

Compensation Committee Report

The Independent Directors Committee, acting in the role of the compensation committee, has reviewed and discussed the Compensation Discussion and Analysis section contained in this proxy statement with our management. Based upon that review and those discussions, the Independent Directors Committee recommended to our board of directors that the Compensation Discussion and Analysis be included in this proxy statement.

James R. Balkcom, Jr., Chairman
Kelly H. Barrett
Archie L. Bransford, Jr.
Ann Q. Curry
Virginia A. Hepner
John D. Houser
William D. McKnight
Major General (Ret.) Robert H. McMahon

The Compensation Committee Report of our Independent Directors Committee shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent that we specifically incorporate the information contained in the report by reference, and it shall not be deemed filed under such acts.

Effect of Compensation Policies and Practices on Risk Management and Risk-Taking Incentives

The Independent Directors Committee annually reviews, along with the assistance of members of senior management, including our Enterprise Risk Officer and Chief Financial Officer, our compensation and incentive plans, policies and programs made available to our named executive officers and to all other employees of the Company to seek to ensure that they do not provide incentives to the Company’s employees to take risks that are reasonably likely to have a material adverse effect on the Company. In connection with this review, the Independent Directors Committee reviews the Company’s compensation strategy and risk mitigation components of the incentive plans and policies to ensure the appropriate balance of compensation opportunities and risk. The committee also reviews the performance measurements and criteria used for determining the amount of awards earned under the various incentive plans, in addition to general administrative guidelines. The Independent Directors Committee engaged Matthews, Young to perform an assessment of the non-executive officer incentive plans and practices to ensure such plans did not encourage excessive risk-taking from its executive officers and employees. Based on the review of Matthews, Young and our assessment of such policies and practices, we do not believe that any of our compensation policies and practices provide incentives to our employees to take risks that are reasonably likely to have a material adverse effect on us.  We believe that our compensation policies and practices are consistent with those of similar bank holding companies and their banking subsidiaries and are intended to encourage and reward performance that is consistent with sound practice in the industry.

Compensation of Named Executive Officers

This section explains how our executive compensation programs are designed and operate with respect to the “named executive officers” identified below.

In this proxy statement, our “named executive officers” are the individuals who served as our principal executive officer, our principal financial officer, our three other most highly compensated executive officers who were serving as executive officers at the end of 2015, and one officer who would have been among those three other most highly compensated executive officers had he been serving as an executive officer at the end of 2015. Our named executive officers as of December 31, 2015 are noted in the following table, along with their positions:

Name	Title
Joseph W. Evans	Chief Executive Officer of the Company and Chairman of the Boards of Directors of the Company and State Bank
Sheila E. Ray	Chief Financial Officer and Secretary of the Company and State Bank
Remer Y. Brinson III	President of State Bank and Executive Vice President of the Company
Kim M. Childers	Executive Risk Officer of the Company and State Bank and Vice Chairman of the Boards of Directors of the Company and State Bank
J. Thomas Wiley, Jr.	Chief Executive Officer of State Bank, President of the Company and Vice Chairman of the Boards of Directors of the Company and State Bank
J. Daniel Speight, Jr.	Former General Counsel of the Company, Former Secretary of the Company and State Bank and Former Vice Chairman of the Boards of Directors of the Company and State Bank

Although Mr. Speight’s employment with the Company and State Bank ended on December 24, 2015, he is included in this proxy statement because he would have been one of our three most highly compensated executive officers for 2015 had he been serving as an executive officer on December 31, 2015.

The following Compensation Discussion and Analysis, executive compensation tables and related narrative describe the compensation awarded to, earned by or paid to the named executive officers for services provided to us for the year ended December 31, 2015 and their compensation arrangements with us.

COMPENSATION DISCUSSION AND ANALYSIS

Overview

Under the heading “Employment Agreements” below:

•
We describe the material terms of the employment agreements for Mr. Evans, Mr. Childers, Mr. Wiley and Mr. Speight. For the year ended December 31, 2015, we did not change the material elements of the executive compensation provided in these employment agreements, except that we amended and restated the employment agreement of Mr. Speight in September 2015 to reflect his revised employment terms through his termination on December 24, 2015 as described below.

•
We also describe the terms of the offer letters of Mr. Brinson and Ms. Ray, each of which became effective on January 1, 2015. Mr. Brinson and Ms. Ray joined us in connection with our acquisitions of (a) Georgia-Carolina Bancshares, Inc. (“Georgia-Carolina Bancshares”) and First Bank of Georgia, and (b) Atlanta Bancorporation, Inc. and Bank of Atlanta, respectively, as described in each of their biographies above.

In 2015, we compensated our named executive officers primarily through a combination of:

•	base salary;

•	incentive cash payments under the Executive Officer Annual Cash Incentive Plan (the “Incentive Plan”); and

•	grants of restricted stock under the Equity Plan.

The committee determined base salary and incentive payments for (a) our executive officers, other than Ms. Ray and Mr. Brinson, in accordance with their employment agreements and (b) Ms. Ray and Mr. Brinson (who do not have employment agreements) in accordance with the terms of their offer letters. The committee also approved the Incentive Plan in February 2015, as described below. The purpose of the Incentive Plan was to allow participants, including our named executive officers, to earn incentive compensation that was tied to performance measured against specific pre-set objectives. The awards of restricted stock under the Equity Plan are reflected in the “Grants of Plan-Based Awards in Fiscal Year 2015” table below.

The committee continues to use Matthews, Young as an independent advisor to assist the committee in determining and evaluating executive and director compensation. In 2015, Matthews, Young assisted the committee in the development of our long-term equity incentive compensation plan, which consists of performance-based restricted stock, and in the development of our Incentive Plan. Matthews, Young also provided the committee with an analysis of compensation practices of similarly situated companies to ensure that the Company’s executive and director compensation programs fit within industry standards. Matthews, Young periodically consults with the committee or its designee without management present. In addition, Matthews, Young continues to provide the committee with information on marketplace executive and director compensation trends, effective policy and practices and updates on regulatory and compliance issues related to executive and director compensation. Matthews, Young reports directly to the committee.

Philosophy and Objectives of Executive Compensation

The following discussion of the philosophy and objectives of executive compensation refers to the basic principles endorsed by the Independent Directors Committee in its charter and generally reflects the philosophy underlying the compensation of our named executive officers.

Under the committee’s charter, the committee has the authority regarding compensation for the named executive officers as described above in the section titled “Corporate Governance – Committees of the Board of Directors – Independent Directors Committee.” The objectives of the committee with respect to the compensation of our named executive officers are:

•	to encourage achievement of our long-range objectives by relating compensation to achievement of internal strategic objectives;

•	to establish compensation policies, benefit programs and guidelines that will attract and retain qualified executives through a level of compensation that is competitive within the banking industry;

•
to promote a direct relationship between compensation and our performance and to build long-term value for shareholders by facilitating executive officer stock ownership through restricted stock and other equity-based incentive awards; and

•	to plan for, justify and control total compensation costs.

Base Salary

The committee intends for the base salary of our named executive officers to provide a base level of pay for the services they provide that is competitive within the financial services industry for comparable financial institutions. We believe that the fixed annual base salaries of the named executive officers help us retain qualified executives and provide a measure of income stability to the executives, which allows them to stay focused on our business. The “Summary Compensation Table for 2015” below reflects the base salary paid to each of our named executive officers for the periods presented.

The initial base salary of each of Mr. Evans, Mr. Speight and Mr. Childers was determined before the consummation of our July 24, 2009 private offering and change in control transaction. Each executive’s base salary was based, in part, on the executive officer’s banking experience, management’s consultation with State Bank’s placement agent for the private offering and discussions with potential investors. On July 24, 2009, State Bank’s full board of directors formally approved these executives’ employment agreements, which set their initial base salaries.

Mr. Wiley commenced his employment with the Company and State Bank in January 2013, and the terms of his compensation were the product of negotiation between Mr. Wiley and State Bank and subject to approval of the committee and State Bank’s full board of directors, which determined his initial base salary of $350,000 to be consistent with the base salaries of Mr. Speight and Mr. Childers.

Ms. Ray commenced her employment as Chief Financial Officer of the Company and State Bank in January 2015, and the committee determined her initial base salary in connection with the approval of her offer letter in October 2014. Ms. Ray’s level of compensation was established based on her experience and extensive qualifications.

Mr. Brinson commenced his employment as Executive Vice President of the Company and President and Chief Executive Officer of First Bank of Georgia in January 2015, and the terms of his compensation were approved by the Company’s full board of directors, in connection with the approval of the merger agreement by and between the Company and Georgia-Carolina Bancshares. Mr. Brinson’s initial base salary was based on his in-depth knowledge of the Augusta market and his experience in executive leadership of a financial institution.

The base salary for our named executive officers was and is intended to allow us to maintain the continuity and focus of our management team. Under the employment agreements for each of Mr. Evans, Mr. Childers and Mr. Wiley, the committee annually reviews each officer’s base salary and can increase that salary based on performance and in compliance with regulatory standards. The committee also annually reviews the base salary of our other executive officers. Based on this review, the committee established the base salaries of each of the named executive officers for 2015.

The following table details the base salary of our named executive officers for the periods presented and shows the percentage change in base salary year over year.

Name	2014 Base Salary ($)	2015 Base Salary ($)	Percent Increase from 2014 Base Salary
Joseph W. Evans	460,000	500,000	8.7%
Sheila E. Ray	—(1)	250,000	—
Remer Y. Brinson III	—(2)	336,000	—
Kim M. Childers	360,000	360,000	—
J. Thomas Wiley Jr.	410,000	450,000	9.8%
J. Daniel Speight, Jr.	410,000	410,000	—

(1)	Ms. Ray was not employed by the Company and State Bank as Chief Financial Officer until January 1, 2015.

(2)	Mr. Brinson was not employed by the Company as Executive Vice President until January 1, 2015.

For 2015, the committee increased the base salary of both Mr. Evans and Mr. Wiley after considering a number of factors including each executive officer’s individual performance, skills and experience, and the committee’s philosophy of paying base salaries that are competitive with banking organizations of comparable size and complexity. The committee also considered Mr. Wiley’s additional responsibilities resulting from his promotion to Chief Executive Officer of State Bank in January 2015. For 2015, the committee determined that the base salary of each of our other named executive officers would remain unchanged from 2014, noting, in part, that the base salaries of both Ms. Ray and Mr. Brinson were recently determined. For more information, see the section below titled “Summary of Executive Compensation.”

Annual Cash Incentive Payments

Annual cash incentive compensation is an integral component of our total compensation program that links and reinforces executive decision-making and performance with our annual strategic objectives. We use this component to focus management on our most important near-term priorities—financial, operating, compliance, safety and soundness—that support our overall strategy and build shareholder value.

In February 2015, the committee approved the Incentive Plan, which the committee administers in consultation with management. The purpose of the Incentive Plan is to allow participants, including our named executive officers, to earn incentive compensation that is tied to performance measured against specific pre-set objectives. The Incentive Plan was developed with the assistance of Matthews, Young and was similar to the annual cash incentive plans adopted by the committee in 2012, 2013 and 2014. In 2015, Matthews, Young advised the committee on prevailing market practices regarding annual cash incentive plans and confirmed that the Incentive Plan conformed with such practices.

Under the Incentive Plan, as soon as practicable at the beginning of each fiscal year, the committee, in consultation with our Chief Executive Officer or his designees, selects key performance objectives from the following items, which will be used to determine the actual incentive cash payment to be awarded to our executive officers upon the achievement of the selected performance objectives:

•	various measures of earnings;

•	rates of return (including balance-sheet returns on assets, equity and market returns);

•	balance sheet growth (e.g., loans, deposits, etc.);

•	efficient management of assets, liabilities and expenses;

•	asset and credit quality;

•	regulatory relations and compliance;

•	key balance sheet and income statement ratios;

•	market share and growth in served markets; and

•	collection, recovery, charge-off and bankruptcy activity.

The committee may also consider more subjective performance objectives, such as customer satisfaction, employee management and development, regulatory standing of the Company, evaluation of merger and acquisition activities, adherence to policies and procedures and the maintenance of high ethical standards, which can be used to downwardly adjust the actual incentive earned by a participant in any plan year. The committee has plenary authority, among other things, to designate participants; to determine the maximum potential incentive of each participant; to select performance objectives, weights and threshold, target, and stretch performance levels for each performance objective; to select performance factors and assign negative percentage weights with respect to those performance factors for each participant; to determine actual funded and earned incentives; to interpret the plan; and to prescribe, amend, and rescind rules and regulations relating to the plan.

Each year, the committee will set the amount of each participant’s potential incentive payment that can be earned at the threshold, target and stretch levels, determined as a percentage of the participant’s base salary. (The application of the “threshold, target and stretch levels” is described in detail below.) For 2015, the committee set the potential incentive payment at the threshold, target and stretch levels for each of the named executive officers as follows:

Potential Incentive Payments as a Percentage of Base Salary
Name	Threshold %	Target %	Stretch %
Joseph W. Evans	25.0	50.0	75.0
Sheila E. Ray	17.5	35.0	52.5
Remer Y. Brinson III	25.0	50.0	75.0
Kim M. Childers	25.0	50.0	75.0
J. Thomas Wiley Jr.	25.0	50.0	75.0
J. Daniel Speight, Jr.	25.0	50.0	75.0

The following table shows the dollar amounts of the potential threshold incentive payment, potential target incentive payment and potential stretch incentive payment that each named executive officer could earn for 2015.

Potential Cash Incentive Payments
Name	Threshold Incentive Payment	Target Incentive Payment	Stretch Incentive Payment
Joseph W. Evans	$125,000	$250,000	$375,000
Sheila E. Ray	$43,750	$87,500	$131,250
Remer Y. Brinson III	$84,000(1)	$168,000	$252,000(1)
Kim M. Childers	$90,000	$180,000	$270,000
J. Thomas Wiley, Jr.	$112,500	$225,000	$337,500
J. Daniel Speight, Jr.	$102,500	$205,000	$307,500

(1)
Mr. Brinson’s potential threshold incentive payment was reduced to $71,400 and his potential stretch incentive payment was reduced to $239,400, as a result of certain objectives chosen by the Independent Directors Committee, as discussed below.

Each year, after setting the overall percentages and dollar amounts for incentive payments as described above, the committee (with input from our Chief Executive Officer or his designees) then establishes for each selected performance objective a threshold performance level, target performance level, stretch performance level and weight. The weight, stated as a percentage, indicates the maximum percentage of the total potential threshold incentive payment, target incentive payment or stretch incentive payment that can be earned for achieving each particular performance objective at the set threshold, target and stretch performance levels. Threshold represents the minimum level of performance at which, if achieved, a payment is earned on each performance objective. If performance is below the threshold level for any particular performance objective, no payment will be earned; however, other performance objectives that are achieved at least at a threshold level of performance will be earned. Stretch represents the maximum level of performance at which, if achieved, a payment is earned on each performance objective. If performance exceeds the stretch level for any performance objective, no further incentive above the stretch incentive for such performance objective is earned. Actual performance between threshold, target and stretch performance levels will be interpolated to determine the amount of payment based on relative achievement of the performance objectives. In addition, for certain performance objectives, which are referred to as “yes/no objectives,” the committee may determine that the performance level for such objective is either met or is not met (for example, an objective measuring asset quality). For these yes/no objectives, the committee will only set a target performance level. As such, performance below target will earn no incentive and performance above target will only earn the target incentive and will not result in earning a stretch incentive payment for that objective.

Finally, each year, the committee also establishes any subjective performance factors, including the maximum negative percentage for each such subjective performance factor that can be deducted from a participant’s actual incentive earned, for substandard results with respect to any selected subjective performance factor.

For 2015, the committee selected seven performance objectives, which included three yes/no objectives. These performance objectives were determined by the committee to encompass critical aspects of financial performance and sound management of asset quality. The committee assigned a weight to each objective, indicating their relative importance, with all weights summing to 100%. The committee established a threshold, target and stretch performance level for each performance objective, other than the asset quality objectives that were only applicable to Mr. Brinson. Accordingly, for Mr. Brinson each component of the asset quality objectives could only be earned at the target level of performance. As a result, Mr. Brinson’s potential threshold incentive payment was reduced from $84,000 to $71,400 and his potential stretch incentive payment was reduced from $252,000 to $239,400.

For 2015, the seven selected performance objectives, the assigned weight for each objective and the threshold, target and stretch performance level, if applicable, for each objective, were as follows:

	Assigned Weight For Performance Objectives:		Performance Levels
	Mr. Evans, Mr. Childers, Mr. Speight, Mr. Wiley, and Ms. Ray	Mr. Brinson
Performance Objectives			Threshold	Target	Stretch	Actual Company Result
Achieve Adjusted Revenue(1)	50%	40%	$107,780,000	$126,800,000	$152,160,000	$137,820,511
Grow Fourth Quarter Average Deposit Transaction Account Balances(2)	20%	20%	$1,171,381,900	$1,177,555,000	$1,185,785,800	$1,385,647,000
Grow Loan Portfolio Balance(3)	—%	10%	$2,049,780,000	$2,069,204,000	$2,095,101,600	$2,156,718,000
Achieve Adjusted Expense(4)	30%	15%	$132,822,700	$115,498,000	$92,398,400	$117,233,753
Asset Quality
Classified Assets as a Percent of Risk Based Capital at or Below 25.0%(5)(6)	—%	5%	No	Yes	No	Yes
Average Past Due Loans > 30 Days as a Percent of Total Loans at or Below 1%(7)	—%	5%	No	Yes	No	Yes
Net Charge-offs at or Below .40%(8)	—%	5%	No	Yes	No	Yes
Total	100%	100%

(1)
Adjusted revenue is defined as the pre-provision net interest income and non-interest income, excluding (a) accretion income on the January 1, 2015 purchased credit impaired loans portfolio, (b) accretion income or amortization expense, as applicable, on the FDIC receivable (the indemnification asset associated with our FDIC loss share agreements) and (c) gains and losses from the sale of assets, including securities.

(2)	This performance objective represents an increase of $41,154,000 in fourth quarter 2015 average deposit transaction account balances as compared to the fourth quarter of 2014.

(3)	This performance objective represents an increase of $129,488,000 in fourth quarter 2015 loan portfolio balance as compared to the fourth quarter of 2014.

(4)
Adjusted expense is defined as noninterest expense, excluding net cost of operations of other real estate owned and collections of loans, one time severance accruals, executive officer incentive accruals and any merger related costs.

(5)	Classified assets include assets listed as substandard, doubtful or loss.

(6)
This performance objective is based on the average quarterly results as determined by dividing the sum of each quarter-end’s classified assets or nonperforming assets, as applicable, as a percent of risk based capital or total assets, as applicable, by four.

(7)	The target amount is based on the average quarterly results as determined by dividing the sum of each quarter-end’s loans past due for greater than 30 days, as a percent of total loans, by four.

(8)	The target amount is determined based on the 2015 year-end balance of net charge-offs.

The Independent Directors Committee reviewed our performance and noted that for each performance objective with a threshold, target and stretch performance level, our performance exceeded the target level established by the committee, except for the performance objective related to adjusted expenses, which only exceeded the threshold performance level. In addition, with respect to the yes/no objectives regarding asset quality, we met each objective at the target level. The committee further determined, after considering the subjective performance factors, including customer satisfaction, employee management and development, regulatory standing of the Company, evaluation of merger and acquisition activities, adherence to policies and procedures and the maintenance of high ethical standards, that no reduction in incentive earned for performance against objectives was warranted. Accordingly, in determining the actual incentive compensation earned by Mr. Evans, Ms. Ray, Mr. Brinson, Mr. Childers and Mr. Wiley, the committee approved awards at an amount equal to an interpolated amount between the total potential target incentive and the total potential stretch incentive. Mr. Speight’s employment with the Company terminated on December 24, 2015 and his annual incentive award was determined pursuant to the terms of his Amended and Restated Employment Agreement dated September 10, 2015. For an explanation of the terms of Mr. Speight’s employment agreement, see “Employment Agreements—2015 Amended and Restated Employment Agreement for Mr. Speight” below.

Our named executive officers’ actual cash incentive awards for 2015 are noted in the table below, along with the percentage of the total target incentive each officer achieved.

Participant Name	Actual Award ($)	Percentage of Target Incentive Level
Joseph W. Evans	298,403	119.4%
Shelia E. Ray	104,441	119.4%
Remer Y. Brinson III	206,539	122.9%
Kim M. Childers	214,850	119.4%
J. Thomas Wiley, Jr.	268,563	119.4%
J. Daniel Speight, Jr.(1)	205,000	100%

(1)	As determined by his Amended and Restated Employment Agreement dated September 10, 2015.

The Independent Directors Committee will, on an annual basis, continue to review its annual cash incentive plans and award measurement methods and update the Incentive Plan as warranted to maintain the effectiveness of the plan as a key performance-based component of our overall executive compensation program. The committee expects that the selected objectives, performance measures and thresholds will continue to evolve based on market conditions, new regulations and the regulatory review process.

Long-Term Incentive Program

Our compensation philosophy strongly embraces the concept that management works in the best interests of shareholders when management also has an ownership stake in the Company. We have used the equity grant alternatives in our Equity Plan to support this philosophy. Specifically, we have implemented equity-based incentives:

•	to encourage management to continue in the long-term service of the Company;

•	to give management a more direct interest in the future success of the operations of the Company;

•	to attract outstanding individuals for leadership positions; and

•	to retain and motivate those individuals.

In addition, the Independent Directors Committee has taken and will continue to take into account that each of Mr. Evans, Mr. Childers and Mr. Wiley currently owns shares of our common stock with a value of more than ten times his annual salary. The equity ownership of these executive officers both aligns their interests with our shareholders and gives them ample exposure to equity performance risk. We do not have a policy regarding how we determine the timing of stock-based compensation.

In 2015, the committee granted restricted stock to our named executive officers pursuant to the Equity Plan. The “Grants of Plan-Based Awards in Fiscal Year 2015” table reflects the equity grants to each of our named executive officers for the year ended December 31, 2015. In determining grants to each of our named executive officers, the committee considered a number of factors, including the number of shares available for future grants under the Equity Plan, the responsibilities of each named executive officer and the potential impact each executive officer has on the achievement of our strategic objectives. The committee also considered the Chief Executive Officer’s recommendations for grants to our named executive officers, other than himself. As with past grants, in making these grants the committee considered, in particular, the need to retain the services of our named executive officers who have responsibility for significant parts of the Company and who would be difficult to replace if they left the Company. The 2015 grants of restricted stock varied from grants approved by the committee in prior years, however, as the vesting of the 2015 awards is subject to both the achievement of pre-established performance targets and continued service of the executive with the Company over a ten-year period. By subjecting the vesting of the 2015 awards to both performance and service conditions, these grants seek to align our executive long-term compensation with Company performance and the achievement of strategic goals and encourage the long-term service of our executives. None of the 2015 award shares vest solely based on future service, even in the event of death, disability, termination without cause or a change in control. The committee determined that the grants made to each of our named executive officers were consistent with our compensation philosophy described above.

Under the 2015 restricted stock agreements, the shares vest over a ten-year period, and no shares will vest before December 31, 2019. For each of the first five years, the named executive officers can accrue up to 10% of the shares of restricted stock awarded under the agreement, with the accrual date occurring on December 31 of each year, provided the following conditions are met:

•
the Company’s Annual Return on Average Assets, or AROAA, measured on December 31 of each yearly measurement period (2015 through 2019) is greater than or equal to the AROAA of at least 50% of all banks listed in the SNL Financial U.S. Bank Indices having between $1 billion and $10 billion in total consolidated assets (the “Comparator Group”) on such date; and

•	the officer continues to be employed by us (except as described below).

On December 31, 2019, 10% of the award shares will vest for each year (2015 through 2019) that the Company met the above-referenced performance conditions, such that up to 50% of the award shares can potentially vest on December 31, 2019. Thereafter, at the end of each year for the next five years (2020 through 2024), an additional 10% of shares will vest if the above-reference performance conditions are met for such year.

Finally, the 2015 restricted stock grants contain a performance look-back provision which provides that, beginning in year 2016 and continuing through year 2024, the Company will evaluate Multi-Year Return on Average Assets (“MROAA”), measured on January 1, 2015 and ending on December 31 of each subsequent yearly measurement period. To achieve this performance metric, MROAA for the multi-year period must be greater than or equal to the MROAA of 50% of the Comparator Group for the same period. If the MROAA performance metric is achieved for any multi-year periods and the officer meets the service requirement through the end of each of these periods, then any shares that were not eligible to vest or vested for prior years based on the AROAA will vest for these periods. For example, if 40% of shares were vested through the end of 2020 for prior period performance but the Company’s average MROAA for the entire six-year period, 2015 through 2020, met the performance requirement, then an additional 20% of shares will vest, bringing total vesting to 60% of granted shares for the six-year period. Ultimately, we must meet the performance requirements and officers must meet the full ten-year service requirement for 100% of shares to vest, except as otherwise described below.

For 2015, the Company met the AROAA performance metric under the restricted stock agreement. As such, 10% of each named executive officer’s shares accrued for vesting. As noted above, however, these accrued shares will not vest until December 31, 2019, assuming the officer meets the service requirement (subject to certain exceptions).

Under the 2015 restricted stock agreements,     if an officer’s employment is terminated because of death, permanent disability or without cause before all shares have vested, the maximum number of award shares subject to vesting will be determined on a pro rated basis calculated by reference to the most recently completed fiscal quarter. In addition, all award shares will become vested concurrent with a consummation of a change in control (as defined in the Equity Plan), subject to certain performance conditions. For an explanation of the terms of vesting on a change in control, see “Potential Payments Upon Termination or Change in Control—Restricted Stock Agreements” below.

Other Executive Benefits

Perquisites. The total value of all perquisites provided to our named executive officers in 2015 was less than $10,000 per officer, except with respect to Mr. Brinson and Mr. Speight.

Mr. Brinson received $42,900 in perquisites that consisted of an allowance for housing expenses in Atlanta and cell phone charges. Our board of directors and Chief Executive Officer expect Mr. Brinson, as President of State Bank, to maintain a significant personal presence in each of our market areas, including metropolitan Atlanta. Because Mr.

Brinson resides in Augusta, Georgia, the Independent Directors Committee believes that the reimbursement for his Atlanta housing expenses was appropriate.

Similarly, Mr. Speight received $24,780 in perquisites that consisted of reimbursement of housing expenses in Atlanta and cell phone charges. Before his employment was terminated on December 24, 2015, Mr. Speight, who resides in Middle Georgia, spent a significant amount of time in the metropolitan Atlanta market area to conduct his responsibilities and duties as General Counsel of the Company. Accordingly, the Independent Directors Committee believes that the reimbursement for his Atlanta housing expenses was appropriate.

In general, aside from these perquisites, an element of our compensation philosophy is to pay a competitive annual base salary and reward the achievement of our financial objectives through an annual incentive award, which allows our named executive officers to spend their income at their discretion.

Benefit Plans. Our named executive officers are eligible to participate in our company-provided benefit plans and programs, including medical, life and disability plans, on the same basis as other salaried, full-time employees. Each of our named executive officers also participates in our 401(k) Plan.

Severance and Change in Control Arrangements for Current Named Executive Officers

We provide change in control benefits to each of our named executive officers and severance benefits to Mr. Evans, Mr. Childers and Mr. Wiley in the event of certain involuntary terminations.

Each of our employment agreements with Mr. Evans, Mr. Childers and Mr. Wiley include certain severance payments upon termination of employment or a change in control of the Company. With respect to a change in control, each of these employment agreements provide modified “single trigger” benefits to the executive, meaning that the change in control payment is made if the executive chooses to terminate his employment within a specified time period following the change in control. This modified “single trigger” change in control provision was negotiated with Mr. Evans, Mr. Childers and Mr. Speight, as our founding executive officers, contemporaneous with our initial institutional equity capital raise of approximately $292.1 million and our initial failed bank acquisitions in July 2009. Mr. Wiley, who was one of our founding investors and became a director in 2010, received substantially similar change in control provisions when he joined the Company as an executive officer. The Independent Directors Committee believes these change in control provisions are appropriate for Mr. Evans, Mr. Childers and Mr. Wiley because they allow these officers to continue to pursue strategies that build long-term shareholder value—whether through the Company's continued independent operations or through the sale of the Company. However, the Independent Directors Committee currently intends to avoid modified “single-trigger” and “single-trigger” change in control provisions in future employment agreements or change in control agreements with other executive officers.

Each of Mr. Brinson and Ms. Ray has a separation agreement with the Company that provides “double trigger” benefits to the executive, meaning that certain severance benefits are paid only in the event of such officer’s termination without cause by us or for good reason by the officer following a change in control.

For a more detailed description of the severance and change in control benefits applicable to our named executive officers, see the discussion below under “Potential Payments Upon Termination or Change in Control.”

Other Policies

Stock Ownership Requirements. We do not have any stock ownership requirements or guidelines for our named executive officers. As previously noted, each of Mr. Evans, Mr. Childers and Mr. Wiley currently owns shares of our common stock with a value of more than ten times his annual salary.

Policy Against Hedging Activities. The Company is dedicated to growing its business and enhancing shareholder value in all that we do in an ethical way and being mindful of the need to avoid taking actions that pose undue risk or have the appearance of posing undue risk to the institution. Our goal is to grow shareholder value in both the short term and in the longer term, and we expect our directors, officers and employees to have the same goals as the Company which are reflected in their trading activities in the Company’s securities. The Company considers it inappropriate for any director, officer or employee to enter into speculative transactions in the Company’s securities. The board has adopted, as part of our insider trading policy, prohibitions against our directors, officers and employees engaging in hedging activities involving the Company’s securities, including short sales of our securities and transactions in puts, calls, options or other derivative securities based on the Company’s securities.

Policy Regarding Recovery or Recoupment of Awards or Payments. We intend to adopt a recoupment policy, which will include provisions to comply with the “clawback” provisions of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, after the SEC issues the applicable rules. Our restricted stock agreements with our named executive officers provide that the shares of restricted stock granted to the named executive officer are conditioned on the named executive officer’s forfeiting, waiving or repaying to the Company any amount or shares as may be required in compliance with Section 304 of the Sarbanes-Oxley Act, Section 954 of the Dodd-Frank Wall Street Reform and Consumer Protection Act, and the Company’s clawback compliance policy as in effect from time to time and as directed by the Independent Directors Committee.  Similarly, the Incentive Plan provides that State Bank will comply with the incentive clawback requirements under applicable laws, rules and regulations, including the Dodd Frank Wall Street Reform and Consumer Protection Act. The Incentive Plan further includes clawback provisions requiring repayment of any award to the extent any payment made is later determined to have been based on financial results that are subsequently the subject of restatement to correct an accounting error due to material noncompliance with any financial reporting requirement, if such restatement is identified within three years after the date of the first public issuance or filings of the financial results subsequently restated, and a lower payment or award would have been made based on the restated financial results.

Tax Treatment

We generally receive a tax deduction for payments to named executive officers under our annual and long-term incentive plans. Section 162(m) of the Internal Revenue Code limits the income tax deduction that we may take for compensation paid to our Chief Executive Officer and the other named executive officers. The limit is $1 million per executive per year. Performance-based compensation, however, is excluded from the limitation. All compensation of named executive officers in 2015 is fully tax deductible by the Company. The Independent Directors Committee intends that the annual incentive awards will be deductible by the Company, but the Independent Directors Committee may elect to provide non-deductible compensation.

For performance awards to qualify as tax-deductible performance-based compensation under Section 162(m) of the Internal Revenue Code, shareholders must reapprove every five years the material terms of those performance goals. As a result, we are asking shareholders to reapprove at the annual meeting the material terms of the performance goals that may be established by the Independent Directors Committee for performance awards granted under the Equity Plan. For further information, see “Proposal 3 – Reapproval of the Performance Goals for Certain Performance-Based Awards under Our 2011 Omnibus Equity Compensation Plan.”

Effect of 2015 Shareholder Advisory Vote to Approve Compensation of Named Executive Officers

The SEC rules adopted under the Dodd-Frank Wall Street Reform and Consumer Protection Act require us to give shareholders the opportunity to vote to approve, on a non-binding, advisory basis, the compensation of our named executive officers as disclosed in this proxy statement in accordance with the compensation disclosure rules of the SEC. In May 2015, we held our fifth shareholder advisory vote on our named executive officer compensation, and approximately 79% of votes cast were for approval of our named executive officer compensation. Although this shareholder vote on executive compensation was advisory, the Company carefully considered the results of this say-on-pay vote. In response to the say-on-pay vote, the Company reached out to several of its large shareholders to gain a better understanding of shareholder concerns related to its executive compensation policies and practices, corporate governance practices and other matters of shareholder interest.

SUMMARY OF EXECUTIVE COMPENSATION

The following table shows the compensation we paid to our named executive officers for the years ended December 31, 2015, 2014 and 2013.
Summary Compensation Table

Name and Principal Position(1)	Year	Salary ($)	Stock Awards ($)(4)	Non-Equity Incentive Plan Compensation ($)(7)	Change in Pension Value & Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Joseph W. Evans	2015	500,000	1,255,320(5)	298,403	—	47,922(9)	2,101,645(11)
Chief Executive Officer/	2014	460,000	149,220	200,000	—	21,735	830,955
Chairman	2013	415,000	203,375	190,000	—	35,203	843,578
Sheila E. Ray(2)	2015	250,000	684,720(5)	104,441	—	24,020(9)	1,063,181(11)
Chief Financial Officer
Remer Y. Brinson III(3)	2015	336,000	684,720(5)	206,539	58,957(8)	67,776(9)	1,353,992(11)
President/ Executive Vice President of State Bank
Kim M. Childers	2015	360,000	1,065,120(5)	214,850	—	40,662(9)	1,680,632(11)
Executive Risk Officer/Vice Chairman	2014	360,000	116,060	175,000	—	18,576	669,636
	2013	352,500	177,961	166,250	—	16,978	713,689
J. Thomas Wiley, Jr.	2015	450,000	1,065,120(5)	268,563	—	35,330(9)	1,819,013(11)
President/Vice Chairman of the Company; Chief Executive Officer of State Bank	2014	410,000	116,060	175,000	—	14,460	715,520
	2013	365,000	97,260	166,250	—	13,230	641,740

J. Daniel Speight, Jr.	2015	410,000	1,065,120(5) (6)	205,000	—	1,710,659(10)	3,390,779(11)
Former General Counsel/	2014	410,000	116,060	175,000	—	43,496	744,556
Secretary/Vice Chairman	2013	365,000	177,961	166,250	—	51,046	760,257

(1)	Reflects current principal positions, except for Mr. Speight, whose employment terminated on December 24, 2015.

(2)
Ms. Ray became Chief Financial Officer of the Company and State Bank effective January 1, 2015. Because Ms. Ray did not become a named executive officer until 2015, we have not included her compensation information for 2014.

(3)	Mr. Brinson became Executive Vice President of the Company effective January 1, 2015 and became President of State Bank effective July 30, 2015.

(4)
The amounts shown in this column reflects the aggregate grant date fair value of the restricted stock awards computed in accordance with FASB ASC Topic 718. Assumptions made in the valuation of awards can be found in Note 17 of the Consolidated Financial Statements in our Annual Report on Form 10-K for the fiscal year ended December 31, 2015. The amounts shown are not an indication of actual compensation received but rather the maximum potential compensation (based on the grant date fair value of the restricted stock awards) if all performance and service requirements are met over the entire ten-year vesting period.

(5)
On February 11, 2015, the Independent Directors Committee granted shares of restricted stock, which vest over a ten year period, with no shares vesting until at least December 31, 2019 (subject to certain exceptions). Unlike grants of restricted stock awarded in prior years, none of the 2015 award shares vest solely based on future service, even in the event of death, disability, termination without cause or a change in control. Vesting is subject to the Company meeting certain performance metrics and the continued employment of the executive officers, subject to certain exceptions. For further discussion of the 2015 restricted stock grants, see “Compensation Discussion and Analysis—Long-Term Incentive Program” above, and “Potential Payments Upon Termination or Change in Control—Restricted Stock Agreements” below.

(6)	Mr. Speight’s employment with the Company and State Bank ended on December 24, 2015, and he forfeited all of these shares.

(7)
See “Compensation Discussion and Analysis—Annual Cash Incentive Payments” above for a description of how the Independent Directors Committee determined the incentive payments awarded to Mr. Evans, Ms. Ray, Mr. Brinson, Mr. Childers and Mr. Wiley. Although Mr. Speight’s annual incentive payment was determined under our Incentive Plan, the amount of his cash incentive payment was set pursuant to the terms of his Amended and Restated Employment Agreement, as further described in the section titled “Employment Agreements —2015 Amended and Restated Employment Agreement for Mr. Speight” below.

(8)
This amount represents the aggregate change in the actuarial present value of vested benefits accrued to Mr. Brinson under the Amended and Restated First Bank of Georgia Supplemental Executive Retirement Plan (the “SERP”) measured using the actuarial present value of Mr. Brinson’s accumulated vested benefit under the SERP on January 1, 2015, immediately following our acquisition of Georgia-Carolina Bancshares, as compared to the accumulated vested benefit under the SERP at December 31, 2015. See the section titled “Supplemental Executive Retirement Plan” and the “Pension Benefits for 2015” table below for more information.

(9)	Amounts in this column include the following for 2015:

•	Mr. Evans: 401(k) matching contributions of $13,250, cash dividends related to restricted stock grants of $29,632 and life insurance premiums of $5,040;

•	Ms. Ray: 401(k) matching contributions of $12,500 and cash dividends related to restricted stock grants of $11,520;

•
Mr. Brinson: 401(k) matching contributions of $13,250, cash dividends related to restricted stock grants of $11,520, aggregate perquisites of $42,900, of which $42,000 related to reimbursements of housing expenses in Atlanta and $900 related to reimbursement of cell phone charges, and life insurance premiums of $106;

•	Mr. Childers: 401(k) matching contributions of $13,250, life insurance premiums of $2,120 and cash dividends related to restricted stock grants of $25,292; and

•	Mr. Wiley: 401(k) matching contributions of $13,250 and cash dividends related to restricted stock grants of $22,080.

As described below under “Life Insurance Benefits,” the life insurance premiums paid for (a) Mr. Evans and Mr. Childers were pursuant to a split-dollar life insurance agreement entered into between the Company and the executive officer on December 1, 2012, and (b) for Mr. Brinson were pursuant to a split-dollar life insurance agreement entered into between First Bank of Georgia and Mr. Brinson on October 9, 2013.

(10)    Amounts in this column include the following for 2015 for Mr. Speight: (a) 401(k) matching contributions of $13,250, (b) cash dividends related to restricted stock grants of $25,292, (c) aggregate perquisites of $24,780 related to reimbursements of housing expenses in Atlanta and cell phone charges, (d) life insurance premiums of $2,280, (e) aggregate separation payments of $641,316 pursuant to his amended and restated employment agreement and the related release and separation agreement, and (f) in exchange for entering into certain restrictive covenants contained in his amended and restated employment agreement and the related release and separation agreement (i) cash consideration of $509,765 and (ii) accelerated vesting of an aggregate of 23,083 shares of restricted stock he previously received in 2012, 2013 and 2014, which had an aggregate cash value of $493,976 (based on the closing market price of our common stock on December 28, 2015, the first date the market was open following the December 25, 2015 vesting date). For further discussion of the payments Mr. Speight received under the release and separation agreement, see “Potential Payments Upon Termination or Change in Control—Release and Separation Agreement for Mr. Speight” below.

As described below under “Life Insurance Benefits,” the life insurance premiums paid for Mr. Speight were pursuant to a split-dollar life insurance agreement entered into between the Company and Mr. Speight on December 1, 2012.

(11)    See “Realized Compensation Table” below for a description of the total compensation each named executive officer realized in 2015.

As noted above, Mr. Brinson served as chief executive officer of Georgia-Carolina Bancshares until it was merged with and into the Company on January 1, 2015. In the merger, Mr. Brinson received cash in the aggregate amount of $993,917 consisting of (a) a cash payment of $360,600 for his 17,560 shares of Georgia-Carolina Bancshares restricted stock, equal to the product obtained by multiplying 17,560 by the per share purchase price (as defined in the merger agreement), and (b) a cash payment of $633,317 for his 47,499 Georgia-Carolina Bancshares stock options equal to the product obtained by multiplying 47,499  by the per share purchase price (as defined in the merger agreement), less the exercise price per share of such stock options. In addition, Mr. Brinson was a participant in the First Bank of Georgia Supplemental Executive Retirement Plan, which was amended and restated in connection with the merger. Under the SERP, which we assumed as a result of the merger, upon consummation of the merger, Mr. Brinson vested in 80% of his “normal retirement benefit” payable at age 65, which is $128,000 per year, with a minimum payout of at least 15 years.  The value of the acceleration of the vesting of Mr. Brinson’s normal retirement benefit under his SERP as a result of the merger was $643,352. For an additional discussion of the SERP and the present value of his accumulated benefit under the SERP, see “Supplemental Executive Retirement Plan” below.

Realized Compensation Table

To supplement the SEC required disclosure in the Summary Compensation Table for 2015, we have included the following additional table, which shows the total compensation that each named executive officer realized in 2015. In evaluating the compensation of our named executive officers, we believe it is important to understand not only the potential value of incentive awards when they are granted, but also the value actually realized by the executives from their awards.

The primary difference between the Realized Compensation Table and the Summary Compensation Table is the method used to value the restricted stock awards. SEC rules require that the grant date fair value of all restricted stock awards be reported in the Summary Compensation Table for the year in which they were granted. As a result, a significant portion of the total compensation amounts reported in the Summary Compensation Table relates to restricted stock awards that have not vested and are subject to both performance-based vesting requirements and service-based vesting requirements, and for which the value is therefore uncertain (and which may end up, in some cases, as having no value at all). In contrast, the Realized Compensation Table below includes only those restricted stock awards held by the named executive officers that vested during 2015 (including those granted in prior years) and shows the value of those awards as of the applicable vesting date. As shown in the Realized Compensation Table below, our Chief Executive Officer’s total realized compensation calculated in this manner was $846,325 for 2015, which is $1,255,320 less than his 2015 total compensation as calculated for purposes of the Summary Compensation Table.

2015 Realized Compensation Table

Name	Year	Salary ($)	Stock Awards ($)	Non-Equity Incentive Plan Compensation ($)(1)	Change in Pension Value & Nonqualified Deferred Compensation Earnings ($)(1)	All Other Compensation ($)(1)	Total Realized Compensation ($)	Difference Between Realized Compensation and Total Compensation as Reported in Summary Compensation Table ($)
Joseph W. Evans	2015	500,000	—(2)	298,403	—	47,922	846,325	(1,255,320)
Sheila E. Ray	2015	250,000	—(2)	104,441	—	24,020	378,461	(684,720)
Remer Y. Brinson III	2015	336,000	—(2)	206,539	58,957	67,776	669,272	(684,720)
Kim M. Childers	2015	360,000	—(2)	214,850	—	40,662	615,512	(1,065,120)
J. Thomas Wiley, Jr.	2015	450,000	—(2)	268,563	—	35,330	753,893	(1,065,120)
J. Daniel Speight, Jr.	2015	410,000	— (3)	205,000	—	1,710,659	2,325,659	(1,065,120)

(1)	For purposes of this table, the dollar amounts shown in this column reflect the amounts reported in the same column of the Summary Compensation Table above.

(2)
For 2015, the Company met the AROAA performance metric under the 2015 restricted stock agreements. As such, 10% of each named executive officer’s shares, other than Mr. Speight’s, accrued for vesting in the following amounts: Mr. Evans–6,600 shares; Ms. Ray–3,600; Mr. Brinson–3,600; Mr. Childers–5,600 shares; and Mr. Wiley–5,600 shares. As noted above, however, these accrued shares will not vest until December 31, 2019, assuming the officer meets the service requirement, subject to certain exceptions. For further discussion of the 2015 restricted stock grants, see “Compensation Discussion and Analysis—Long-Term Incentive Program” above and “Potential Payments Upon Termination or Change in Control—Restricted Stock Agreements” below.

(3)
Mr. Speight’s employment with the Company and State Bank ended on December 24, 2015, and he forfeited all of the shares of restricted stock granted to him in 2015, the value of which were shown in the “Stock Awards” column of the “Summary Compensation Table” above.

Grants of Plan-Based Awards in Fiscal Year 2015

The following table provides a summary regarding plan-based equity and non-equity incentive awards granted to the named executive officers in 2015. Except for restricted stock grants and incentive cash payments, we granted no plan-based awards to our named executive officers in 2015.

		Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)	Grant Date Fair Value of Stock Awards ($)(4)
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Target (#)(3)
Joseph W. Evans	02/11/2015	125,000	250,000	375,000	66,000	1,255,320
Sheila E. Ray	02/11/2015	43,750	87,500	131,250	36,000	684,720
Remer Y. Brinson III	02/11/2015	71,400(5)	168,000	239,400(5)	36,000	684,720
Kim M. Childers	02/11/2015	90,000	180,000	270,000	56,000	1,065,120
J. Thomas Wiley, Jr.	02/11/2015	112,500	225,000	337,500	56,000	1,065,120
J. Daniel Speight, Jr.	02/11/2015	102,500	205,000	307,500	56,000(6)	1,065,120(6)

(1)
For each named executive officer, amounts reported represent the potential payouts pursuant to our Incentive Plan, with all payments subject to achievement of Company performance objectives and subject to negative discretion as discussed in “Compensation Discussion and Analysis—Annual Cash Incentive Payments.” Actual amounts earned by each named executive officer are included in the column titled “Non-Equity Incentive Plan Compensation” of the “Summary Compensation Table” above.

(2)
The grants of restricted stock shown in this column were made under the Equity Plan. See “Compensation Discussion and Analysis—Long-Term Incentive Program” for a description of the terms of the grants of restricted stock shown in this table.

(3)
There is no threshold or maximum payout level under our 2015 restricted stock agreements. The vesting of the 2015 awards is subject to both the achievement of pre-established performance targets and the officer’s continued service with the Company over a ten-year period, with no shares vesting until at least December 31, 2019. See “Compensation Discussion and Analysis—Long-Term Incentive Program” for a description of the terms of the grants of restricted stock shown in this table.

(4)
The amounts in this column are the aggregate grant date fair values computed in accordance with FASB ASC Topic 718. Assumptions made in the valuation of awards can be found in Note 17 of the Consolidated Financial Statements in our Annual Report on Form 10-K for the fiscal year ended December 31, 2015.

(5)
Mr. Brinson’s potential threshold incentive payment was reduced from $84,000 to $71,400 and his potential stretch incentive payment was reduced from $252,000 to $239,400 as described above in “Compensation Discussion and Analysis—Annual Cash Incentive Payments.”

(6)	Mr. Speight’s employment with the Company and State Bank ended on December 24, 2015, and he forfeited all of these shares.

Outstanding Equity Awards at 2015 Fiscal Year-End

The following table provides a summary of equity awards outstanding as of December 31, 2015 for the named executive officers.

Name	Stock Awards
	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Joseph W. Evans	26,600(1)	559,398	66,000(4)	1,387,980
Sheila E. Ray	—	—	36,000(4)	757,080
Remer Y. Brinson III	—	—	36,000(4)	757,080
Kim M. Childers	23,038(2)	484,489	56,000(4)	1,177,680
J. Thomas Wiley, Jr.	13,000(3)	273,390	56,000(4)	1,177,680
J. Daniel Speight, Jr.	—	—	—	—

(1)
Represents unvested restricted stock granted to Mr. Evans of which 5,100 shares vest on September 20, 2017, 12,500 vest on July 24, 2018 and 9,000 shares vest on July 29, 2019, provided that (a) Mr. Evans remains in our employment through that date, (b) vesting will be accelerated upon Mr. Evans’s death or disability or upon a change in control of the Company as defined in the Equity Plan and (c) if Mr. Evans retires, these shares will vest six months following his retirement.

(2)
Represents unvested restricted stock granted to Mr. Childers of which 5,100 shares vest on September 20, 2017, 10,938 shares vest on July 24, 2018 and 7,000 shares vest on July 29, 2019, provided that (a) Mr. Childers remains in our employment through that date, (b) vesting will be accelerated upon Mr. Childers’s death or disability or upon a change in control of the Company as defined in the Equity Plan and (c) if Mr. Childers retires, these shares will vest six months following such retirement.

(3)
Represents unvested restricted stock granted to Mr. Wiley of which 6,000 shares vest on July 24, 2018 and 7,000 shares vest on July 29, 2019, provided that (a) Mr. Wiley remains in our employment through that date, (b) vesting will be accelerated upon Mr. Wiley’s death or disability or upon a change in control of the Company as defined in the Equity Plan and (c) if Mr. Wiley retires, these shares will vest six months following his retirement.

(4)
Represents restricted shares granted in 2015 that vest over a ten-year period, with no shares vesting until at least December 31, 2019, at which time up to 50% of the shares could potentially vest, subject to both the achievement of pre-established performance targets and the officer’s continued service with the Company. Thereafter, 10% of the remaining shares will vest on December 31 over the remaining five years (2020 through 2024), subject to both the achievement of pre-established performance targets and the officer’s continued service with the Company. For a more detailed description of the terms of these restricted stock awards, see “Compensation Discussion and Analysis—Long-Term Incentive Program.” If an officer’s employment is terminated because of death, permanent disability or involuntary termination without cause before all shares have vested, the maximum number of award shares subject to vesting will be determined on a pro rated basis calculated by reference to the most recently completed fiscal quarter. In addition, all award shares will become vested concurrent with a consummation of a change in control (as defined in the Incentive Plan), subject to certain performance conditions. For an explanation of the terms of vesting on a change in control, see “Potential Payments Upon Termination or Change in Control—Restricted Stock Agreements” below.

Option Exercises and Stock Vested in 2015

No stock awards held by our named executive officers vested during 2015, except for the shares set forth in the table below. The Company accelerated the vesting of Mr. Speight’s restricted shares set forth below pursuant to the terms of his Amended and Restated Employment Agreement dated September 10, 2015 and the related release and separation agreement. As of December 31, 2015, we had not issued any stock options to our named executive officers.

Name	Stock Awards
	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
J. Daniel Speight, Jr.	23,083	493,976(1)

(1)	The value was determined based on the closing market price of a share of our common stock on December 28, 2015, the first date the market was open following the December 25, 2015 vesting date.

Equity Compensation Plan Information

The following table provides certain information with respect to all of our equity compensation plans in effect as of December 31, 2015.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
	(a)	(b)	(c)
Equity compensation plans approved by security holders(1)	28,918	$14.37	1,968,525
Equity compensation plans not approved by security holders	—	—	—
Total	28,918	$14.37	1,968,525

(1)	Consists solely of awards granted under our Equity Plan.

Supplemental Executive Retirement Plan

Mr. Brinson is a participant in the SERP which the Company assumed as a result of the merger of Georgia-Carolina Bancshares with and into the Company. The SERP was amended in connection with the merger transaction to confirm that consummation of the merger would vest 80% of Mr. Brinson’s “normal retirement benefit” upon consummation of the merger, as described below. Mr. Brinson will be entitled to vest in the remaining 20% of his normal retirement benefit as the Company accrues the expense on our books, which generally occurs in equal amounts on a monthly basis through his expected normal retirement at age 65 (in August 2025).

In addition, vesting of this remaining 20% will accelerate immediately if, prior to reaching age 65:

•
Mr. Brinson is terminated without “cause” by the Company or Mr. Brinson terminates his employment with the Company for “good reason” (each as defined in the SERP), with payments commencing when he reaches age 65; or

•	Mr. Brinson dies or incurs a “disability” (as defined in the SERP), while still employed with the Company, with payments commencing immediately.

The “normal retirement benefit” provides an annual payment of $128,000 per year payable from age 65 until death, with a minimum payout of at least 15 years.  In the case of disability while employed with the Company and prior to reaching age 65, the Company will pay Mr. Brinson the actuarial equivalent of his normal retirement benefit in five equal annual installments. In the event of his death, whether or not employed with the Company and before payments have commenced, Mr. Brinson’s beneficiary(ies) will receive the actuarial equivalent for a period of ten years. If Mr. Brinson’s employment is terminated for other reasons before he reaches age 65, he will be eligible to receive annual payments of his normal retirement benefit when he reaches age 65, but only to the extent vested as of the date of his termination.
Pension Benefits for 2015

Name	Plan Name	Number of Years Credited Service (#)(1)	Present Value of Accumulated Benefit ($)(2)	Payments During Last Fiscal Year ($)
Remer Y. Brinson III	Supplemental Executive Retirement Plan	8.19	$1,006,403	—
(1) This includes years of service with First Bank of Georgia, a former wholly-owned subsidiary of Georgia-Carolina Bancshares, which was merged with the Company on January 1, 2015. As noted above, the SERP was assumed by us in the merger and Mr. Brinson vested in 80% of his “normal retirement benefit” payable at age 65 under the SERP upon consummation of the merger. Mr. Brinson will be entitled to vest in the remaining 20% of his normal retirement benefit under the SERP ratably each month until he reaches age 65 (in August 2025) or if accelerated sooner upon certain events, as described above.

(2) The SERP is accounted for in accordance with FASB ASC Topic 710 using a discount rate of 4.19% at December 31, 2015.

Employment Agreements

Employment Agreements for Mr. Evans, Mr. Childers, Mr. Wiley and Mr. Speight

On December 31, 2014, the Company and State Bank entered into amended and restated employment agreements with:

•	Mr. Evans to serve as Chief Executive Officer of the Company and Chairman of the Company and State Bank;

•	Mr. Childers to serve as Chief Risk Officer and Vice Chairman of the Company and State Bank;

•	Mr. Wiley to serve as Chief Executive Officer of State Bank and President and Vice Chairman of the Company and State Bank; and

•	Mr. Speight to serve as General Counsel to the Company and Secretary and Vice Chairman of the Company and State Bank.

The agreements of each of Mr. Evans, Mr. Childers, Mr. Wiley and Mr. Speight were amended and restated in 2014 to add the Company as a party to the agreements, as well as to revise and add certain tax and regulatory compliance provisions. In addition, the agreements were amended to require the executive to execute and not revoke a release of claims as a condition to receiving severance benefits. As applicable, the agreements were also amended to reflect any change in position or title, to consolidate any prior amendments and to update certain outdated provisions.

Each employment agreement provides for a term of three years that automatically renews each day after the effective date so that the term remains a three-year term until either party notifies the other that the automatic renewals should discontinue. (On September 10, 2015, Mr. Speight entered into a new amended and restated agreement with State Bank and the Company that amended and restated his December 31, 2014 amended and restated employment agreement; see the following section titled “Employment Agreements—2015 Amended and Restated Employment Agreement for Mr. Speight.”) Each employment agreement provides that the executive officer is eligible to receive an annual incentive payment, with a target incentive amount of 50% of the executive’s base salary, and may also participate in the Company’s equity incentive programs. Each officer is also entitled to benefits available to senior executives of the Company, including business and professional association reimbursements and paid vacation. Each employment agreement also provides for an annual base salary that is to be reviewed at least annually by the Independent Directors Committee and the Company, and the officer will be entitled to any increases in base salary determined by the committee. Under their respective amended and restated employment agreements, the annual base salaries were initially set at $460,000 for Mr. Evans, $360,000 for Mr. Childers, and $410,000 for each of Mr. Wiley and Mr. Speight.

Each of the employment agreements provides for payments upon termination of employment, including in connection with a change in control, as described below under “Potential Payment Upon Termination of Change in Control—Employment Agreements of Mr. Evans, Mr. Childers and Mr. Wiley.” Each employment agreement also requires the executive officer to keep confidential bank information and trade secrets during employment and for 12 months following termination of the employment agreement. In addition, each executive officer is subject to provisions for non-competition and non-solicitation of customers and employees, as described below under “Potential Payment Upon Termination or Change in Control—Employment Agreements of Mr. Evans, Mr. Childers and Mr. Wiley.” Controversies or claims related to the employment agreements will be settled by binding arbitration, with State Bank paying the fees and expenses of the arbitration proceeding. If litigation to enforce an arbitration award is brought, State Bank will advance to the executive officer reasonable fees, costs and expenses, and the executive officer will reimburse the advances within 60 days of the final disposition of the matter, unless the arbitrators or court has ruled in favor of the executive officer on the merits of the substantive issues in dispute.

2015 Amended and Restated Employment Agreement for Mr. Speight

On September 10, 2015, State Bank, the Company and Mr. Speight entered into an amended and restated employment agreement to reflect the revised terms of his employment through his planned termination date of December 24, 2015. Under the amended agreement, Mr. Speight continued to receive his annual base salary of $410,000 through the expiration of the term of the agreement on December 24, 2015. We also agreed to pay him a cash incentive of $205,000 under our Incentive Plan, which was equal to his potential target incentive payment under the plan.

The employment agreement further provided that, if Mr. Speight’s employment was terminated before December 24, 2015 without cause, the Company and State Bank would pay to Mr. Speight the following separation benefits: (a) a lump sum cash payment of $615,000, less applicable deductions and withholdings, and (b) a monthly payment of $1,462 for a period of 18 months beginning on the payroll date following the 60th day from his termination date. Mr. Speight was not terminated without cause before the December 24, 2015 termination date.

Mr. Speight’s amended agreement also provided for certain separation payments and other benefits upon his termination on December 24, 2015, and upon a change in control of the Company. Each of these payments and other benefits are also set forth in the Release and Separation Agreement, which we refer to herein as the release, which was attached to and incorporated into his amended agreement. The release became effective on December 24, 2015, the effective date of Mr. Speight’s termination of service with the Company and State Bank, and is described below under “Potential Payments Upon Termination or Change in Control—Release and Separation Agreement for Mr. Speight.”

Ms. Ray’s Offer Letter

On October 14, 2014, Ms. Ray entered into an offer letter with the Company and State Bank, which became effective on January 1, 2015, to serve as Chief Financial Officer of the Company and State Bank. Under the offer letter, Ms. Ray:

•	receives an annual base salary of $250,000;

•	is eligible to participate in the Company’s annual incentive plan with a target incentive of 35% of her base salary; and

•
is entitled to participate in incentive, retirement, health, dental, welfare and other benefit plans and programs of the Company and State Bank applicable to employees generally, which benefits include business and professional association reimbursements and paid vacation.

Ms. Ray also has a separation agreement with the Company and State Bank that provides for certain payments upon a change in control of the Company, as described below under “Potential Payment Upon Termination of Change in Control—Separation Agreement for Ms. Ray.”

Mr. Brinson’s Offer Letter

On June 24, 2014, in connection with our acquisition of Georgia-Carolina Bancshares and its subsidiary bank, First Bank of Georgia, we entered into an offer letter with Mr. Brinson, First Bank of Georgia and the Company which became effective on January 1, 2015, the effective date of the merger. Under the offer letter, Mr. Brinson served as President and Chief Executive Officer of First Bank of Georgia until it was merged into State Bank on July 24, 2015. Mr. Brinson currently serves as President of State Bank and as an Executive Vice President of the Company. The offer letter provides for an annual base salary of $336,000 and also provides that Mr. Brinson is eligible to participate in the Company’s annual incentive plan with a target incentive of 50% of his base salary. Under the offer letter, Mr. Brinson will also be entitled to participate in benefits plans applicable to other employees.

Mr. Brinson’s offer letter also contains provisions related to non-competition and non-solicitation. These provisions generally prohibit Mr. Brinson, through the earlier of January 1, 2018 or the one year anniversary of his termination of employment, from soliciting, either directly or indirectly, any customer with whom he had contact on our behalf for a competing business or soliciting our employees. Mr. Brinson is also prohibited through the earlier of January 1, 2017 or the one-year anniversary of his termination of employment from competing, directly or indirectly, with us within Richmond, Columbia, Burke, Jefferson, McDuffie and Warren Counties in Georgia and Aiken County in South Carolina.

Mr. Brinson also has a separation agreement with the Company and State Bank that provides for certain payments upon a change in control of the Company, as described below under “Potential Payment Upon Termination of Change in Control—Separation Agreement for Mr. Brinson.”

Potential Payments Upon Termination or Change in Control

The board of directors believes that it is important to protect its named executive officers in the event of a change in control by providing the officers with a structured process for leaving State Bank as a result of a change in control of the Company. Further, the board of directors believes that the interests of shareholders will be best served if the interests of executive management are aligned with the shareholders, and that providing change in control benefits should eliminate, or at least reduce, the reluctance of executive management to pursue potential change in control transactions that may be in the best interests of shareholders.

The employment agreements of each of Mr. Evans, Mr. Childers and Mr. Wiley have terms regarding potential payments upon termination of employment or a change in control of the Company that are substantially the same, as described below. As noted above, on September 10, 2015, State Bank, the Company and Mr. Speight entered into an amended and restated employment agreement, which, among other things, amended the payments that Mr. Speight is eligible to receive upon a change in control. Mr. Speight’s amended agreement is also described below.

On January 1, 2015, Ms. Ray entered into a separation agreement with State Bank that provides for severance payments upon termination of her employment in certain circumstances upon a change in control, described below. In addition, on June 23, 2014, Mr. Brinson entered into a separation agreement with the Company and Georgia-Carolina Bancshares that provides for certain severance payments upon termination of his employment, which became effective on January 1, 2015, the effective date of the merger. Mr. Brinson’s separation agreement is also described below.

Employment Agreements of Mr. Evans, Mr. Childers and Mr. Wiley

For purposes of the benefits provided in the employment agreements of Mr. Evans, Mr. Childers and Mr. Wiley, a change in control is deemed to occur, in general, if:

•	a person or group of persons acquires 30% or more of the Company’s common stock;

•
within any twelve-month period, individuals who, at the beginning of such period, are directors of the Company cease to constitute at least a majority of the board of directors (with certain exceptions provided, including that 2/3 of the incumbent directors may approve or recommend election of a non-incumbent director);

•
the shareholders of the Company approve a reorganization, merger or consolidation of the Company with respect to which shareholders of the Company immediately before such reorganization, merger or consolidation do not immediately thereafter own more than 50% of the combined voting power of the surviving entity; or

•	the sale, transfer or assignment of all or substantially all of the assets of the Company and its subsidiaries to any third party.

If the officer chooses to terminate his employment within the period commencing three months before and ending 12 months after a change in control and upon 30 days written notice, the officer is entitled to receive a severance payment in a lump sum amount equal to (a) the greater of (x) his current annual base salary divided by 12, or (y) his average monthly compensation; (b) multiplied by the number of months from the effective date of his termination through the unexpired portion of the term of the employment agreement or, if greater, 24. For purposes of these calculations, “average monthly compensation” means: (a) the sum of (x) the officer’s then current annual base salary plus (y) his most recent annual incentive payment or, if greater, his average incentive payment for the three prior years; (b) divided by 12. In addition, State Bank will also pay the officer an amount equal to the cost of COBRA health continuation coverage for the officer and his eligible dependents for the longer of (a) the unexpired portion of the term of the employment agreement, (b) 24 months or (c) the period during which the officer and his eligible dependents are entitled to COBRA health continuation coverage.

In addition, if the officer’s employment is terminated (a) by State Bank and the Company other than for “cause,” or (b) by the officer for “cause,” the officer will be entitled to receive a severance payment in a lump sum amount equal to the greater of (x) his current annual base salary divided by 12, or (y) his average monthly compensation (as defined above); multiplied by 12. For purposes of the employment agreements:

“Cause” is generally defined to mean the following with respect to termination of the officer by State Bank and the Company:

•	a material breach of the terms of the employment agreement by the officer;

•
conduct by the officer that constitutes fraud, dishonesty, gross malfeasance of duty or conduct grossly inappropriate to the officer’s office and is demonstrably likely to lead to material injury to the Company and State Bank or which results in direct or indirect personal enrichment of the officer, as confirmed by a vote of the board of directors following written notice and an opportunity to be heard by the board of directors;

•	conduct resulting in the conviction of the officer of a felony; or

•	conduct that results in the permanent removal of the officer from his position as an officer of the Company or State Bank under a written order by any regulatory agency;
“Cause” is generally defined to mean the following with respect to termination by the officer:

•	a material diminution in the powers, responsibilities, duties or total compensation of the officer;

•
the failure of the board of directors to maintain the officer’s appointment to his role as officer of the Company or State Bank, the Company’s and State Bank’s non-renewal of the employment agreement or the failure of the shareholders of the Company or State Bank to elect the officer as a director of the Company or State Bank; or

•	a material breach of the employment agreement by the Company and State Bank.

With respect to termination by the officer for cause, the officer must give 30 days’ written notice to the Company and State Bank, other than for failure of the board of directors to maintain the officer’s appointment or non-renewal of the employment agreement.

In addition, if the officer’s employment is terminated by the Company and State Bank other than for “cause” or by the officer for “cause,” as described above, the officer will also be entitled to receive an amount equal to the cost of COBRA health continuation coverage costs for the officer and his eligible dependents for the longer of 12 months or the period during which the officer and his eligible dependents are entitled to COBRA health continuation coverage from the Company and State Bank.

The employment agreements also provide that during the term of each officer’s employment and for 36 months following his termination of employment, the officer agrees not to compete with the Company and State Bank within designated counties in Georgia. In addition, during the term of each officer’s employment and for 24 months following his termination of employment, the officer agrees not to solicit any of the Company’s and State Bank’s customers with whom he had material contact or employees of the Company and State Bank. The agreement not to compete and not to solicit customers or employees does not apply if:

•	the Company and State Bank terminates the officer’s employment without “cause;” or

•	the officer terminates his employment for “cause.”

For at least 12 months following the termination of the employment agreement, the officer will not disclose the Company’s and State Bank’s confidential information and will protect the Company’s and State Bank’s trade secrets for so long as permitted by applicable law.

The employment agreements also provide that if the payments on termination of employment would constitute a “parachute payment” as defined in Code Section 280G, the officer shall receive the total payments made under the employment agreement, provided that if the after-tax amount retained by the officer after taking into account the excise taxes would have a lesser aggregate value than the after-tax amount retained by the officer if the total payments were reduced so that no Code Section 280G taxes would be incurred, the officer will receive reduced payments. Under the employment agreement, the Company and State Bank may offer and the officer may agree to provide post-termination personal services to the Company and State Bank for payments that might otherwise be designated “parachute payments” to the extent needed to comply with Code Section 280G and to avoid excise taxes under Code Section 4999.

The employment agreements provide for automatic termination of the agreement upon death or permanent disability. Permanent disability is defined as a condition providing for payments under any long-term disability coverage provided by the Company and State Bank or in the absence of such coverage, when the officer is unable to perform the material aspects of his duties for at least 180 days. Upon termination for permanent disability, the officer is paid his average monthly compensation for each full month until long term disability benefits become payable, or if longer, six months.

The employment agreements are intended to comply with Code Section 409A, including any applicable exemption under Code Section 409A. If an officer is a “specified employee” (within the meaning of Code Section 409A) when the officer separates from service with the Company or State Bank, any deferred compensation subject to Code Section 409A will be paid on the first day of the seventh month following the termination of employment, unless an exemption is otherwise available.

Separation Agreement for Ms. Ray

Ms. Ray’s separation agreement has a one year term that automatically renews each day after the effective date so that the term remains a one-year term until State Bank notifies Ms. Ray at least 90 days prior to the next renewal date that the automatic renewal should discontinue.

Upon providing proper notice, if, during the one-year period commencing after a change in control (or in the event of an anticipatory termination, the period commencing up to six months prior to the consummation of a change in control), State Bank terminates Ms. Ray without cause or Ms. Ray terminates her employment for good reason, Ms. Ray will be entitled to receive a severance payment in a lump sum equal to one times the average of her base salary over the last three full fiscal years (or her average annualized base salary for such shorter period of time as she has been employed by State Bank).

For purposes of the benefits provided in Ms. Ray’s separation agreement, a change in control is deemed to occur, in general, if:

•
a person or group of persons acquires voting securities of the Company or State Bank, if, after the transaction such person or group or persons owns, controls or holds more than 51% of any class of voting securities of the Company or State Bank;

•
the approval by the shareholders of State Bank or the Company of a reorganization, merger or consolidation, with respect to which persons who were the shareholders of State Bank or the Company immediately prior to such reorganization, merger or consolidation do not, immediately thereafter, own more than 50% of the combined voting power of the surviving entity; or

•	the sale, transfer or assignment of all or substantially all of the assets of State Bank or the Company and its subsidiaries to any third party.

For purposes of Ms. Ray’s separation agreement, “good reason” is generally defined as (a) a material diminution in her compensation, duties and responsibilities, or (b) the transfer of her current location to another location more than 30 miles away. With respect to termination by Ms. Ray for good reason, Ms. Ray must notify State Bank within 90 days following her knowledge of the existence of the event that constitutes good reason. In addition, under the separation agreement, “cause” is generally defined to mean the following:

•
conduct that constitutes fraud, dishonesty, gross malfeasance of duty or conduct grossly inappropriate to her office and is demonstrably likely to lead to material injury to State Bank or which resulted or was intended to result in her direct or indirect gain or personal enrichment;

•	conduct resulting in her conviction of a felony or any crime involving dishonesty, moral turpitude, theft or fraud;

•	a material breach of her obligations under the separation agreement;

•	an intentional breach by her of any of State Bank’s policies and procedures;

•	performance in job duties which results in her not attaining pre-determined performance goals and objectives;

•	the failure to perform her assigned duties or to follow reasonable instructions from her supervisor; or

•	conduct which results in her permanent removal as an officer or employee of State Bank pursuant to a written order by any regulatory agency with authority or jurisdiction over State Bank.

Ms. Ray’s separation agreement also provides that during the term of her employment and for one year following her termination, she will not solicit any of State Bank’s customers with whom she had contact during the 12 months prior to her termination or our employees to join a competing business. In addition, Ms. Ray is obligated to hold State Bank’s confidential information in strict confidence for a period of three years or so long as such information remains confidential, whichever is shorter, following her termination, and to hold State Bank’s trade secrets in strict confidence for so long as permitted by applicable law.

The separation agreement is intended to comply with Code Section 409A, including any applicable exemption under Code Section 409A. If any amount paid under the agreement is deferred compensation (within the meaning of Code Section 409A) and Ms. Ray is a “specified employee” (within the meaning of Code Section 409A) as of the date of her termination, amounts that would be otherwise payable within the six-month period immediately following the date of her termination shall instead be paid on the first business day after the date that is six months following her “separation from service” (within the meaning of Code Section 409A).

Separation Agreement for Mr. Brinson

Mr. Brinson entered into a separation agreement with Georgia-Carolina Bancshares’s wholly-owned subsidiary bank, First Bank of Georgia, that became effective immediately after the consummation of the Company’s merger with Georgia-Carolina Bancshares, which occurred on January 1, 2015. First Bank of Georgia remained a separate subsidiary of the Company following the merger until it was merged into State Bank on July 24, 2015. Under the terms of the separation agreement, State Bank assumed the obligations under the separation agreement upon the merger of First Bank of Georgia and State Bank, which we refer to as the bank merger, and any references to First Bank of Georgia in the separation agreement are now considered references to State Bank. Mr. Brinson’s separation agreement further clarified that neither the merger and acquisition of Georgia-Carolina Bancshares by the Company nor the subsequent bank merger would constitute a change in control.

Mr. Brinson’s separation agreement has a one year term that automatically renews each day after the effective date so that the term remains a one-year term until State Bank provides Mr. Brinson at least 90 days notice of no further renewals.

Upon providing proper notice, if, during the one-year period commencing after a change in control (or in the event of an anticipatory termination, the period commencing up to six months prior to the consummation of a change in control), State Bank terminates Mr. Brinson without cause or Mr. Brinson terminates his employment for good reason, Mr. Brinson will be entitled to receive a severance payment in a lump sum equal to two times the average of his base salary over the last three full fiscal years (or his average annualized compensation for such shorter period of time as he has been employed by First Bank of Georgia or State Bank).

For purposes of the benefits provided in Mr. Brinson’s separation agreement, a change in control is deemed to occur, in general, if:

•
a person or group of persons acquires voting securities of the Company or State Bank, if, after the transaction such person or group or persons owns, controls or holds more than 50% of any class of voting securities of the Company or State Bank;

•
the approval by the shareholders of State Bank or the Company of a reorganization, merger or consolidation, with respect to which persons who were the shareholders of State Bank or the Company immediately prior to such reorganization, merger or consolidation do not, immediately thereafter, own more than 50% of the combined voting power of the surviving entity;

•	the sale, transfer or assignment of all or substantially all of the assets of State Bank or the Company and its subsidiaries to any third party; or

•
within any twelve-month period, individuals who, at the beginning of such period, are directors of the Company cease to constitute at least a majority of the board of directors (with certain exceptions provided, including that 2/3 of the incumbent directors may approve or recommend election of a non-incumbent director).

For purposes of Mr. Brinson’s separation agreement, “good reason” is generally defined as (a) a material diminution in his compensation, duties and responsibilities, or (b) the transfer of his current location to another location more than 30 miles away. With respect to termination by Mr. Brinson for good reason, he must notify State Bank within

30 days following his knowledge of the existence of the event that constitutes good reason. In addition, under the separation agreement, “cause” is generally defined to mean the following:

•
conduct that constitutes fraud, dishonesty, gross malfeasance of duty or conduct grossly inappropriate to his office and is demonstrably likely to lead to material injury to State Bank or which resulted or was intended to result in his direct or indirect gain or personal enrichment;

•	conduct resulting in his conviction of a felony or any crime involving dishonesty, moral turpitude, theft or fraud;

•	a material breach of his obligations under the separation agreement;

•	an intentional breach by him of any of State Bank’s policies and procedures;

•	the failure to perform his assigned duties or to follow reasonable instructions from his supervisor; or

•	conduct which results in his permanent removal as an officer or employee of State Bank pursuant to a written order by any regulatory agency with authority or jurisdiction over State Bank.

Mr. Brinson’s separation agreement provides that during the term of his employment and for one year following his termination, he will not solicit any of State Bank’s or its affiliates customers with whom he had contact during the 12 months prior to his termination or State Bank’s or its affiliates’ employees to join a competing business. The separation agreement also provides that while employed with State Bank and, if Mr. Brinson has received the severance payment described above, for 12 months following his termination of employment, Mr. Brinson agrees not to compete with State Bank within designated counties in Georgia. In addition, Mr. Brinson is obligated to hold State Bank’s confidential information in strict confidence for a period of three years following his termination or so long as such information remains confidential, whichever is shorter, and to hold State Bank’s trade secrets in strict confidence for so long as permitted by applicable law.

Mr. Brinson’s separation agreement is intended to comply with Code Section 409A, including any applicable exemption under Code Section 409A. If any amount paid under the agreement is deferred compensation (within the meaning of Code Section 409A) and Mr. Brinson is a “specified employee” (within the meaning of Code Section 409A) as of the date of his termination, amounts that would be otherwise payable within the six-month period immediately following the date of his termination shall instead be paid on the first business day after the date that is six months following his “separation from service” (within the meaning of Code Section 409A).

Mr. Brinson’s separation agreement also provides that if the severance payment would constitute a “parachute payment” as defined in Code Section 280G, Mr. Brinson will receive the total payment made under the separation agreement, provided that if the after-tax amount retained by Mr. Brinson after taking into account the excise taxes would have a lesser aggregate value than the after-tax amount retained by Mr. Brinson if the total payments were reduced so that no Code Section 280G taxes would be incurred, Mr. Brinson will receive a reduced payment.

Release and Separation Agreement for Mr. Speight

As discussed above, on September 10, 2015, State Bank, the Company and Mr. Speight entered into an amended and restated employment agreement to reflect the revised terms of Mr. Speight’s employment through his December 24, 2015 termination date. Mr. Speight’s amended agreement attached a Release and Separation Agreement, which we refer to as the release, which was attached to and incorporated into his amended agreement. The release became effective upon execution by Mr. Speight and the Company on December 24, 2015, which was also the effective date of Mr. Speight’s termination with the Company and State Bank.

Under the release, the Company and State Bank agreed to pay Mr. Speight the following separation benefits: (a) a lump sum cash payment of $615,000, less applicable deductions and withholdings, and (b) a monthly payment of $1,462 for a period of 18 months beginning on the payroll date following the 60th day from his December 24, 2015 termination. In addition, the Company and Mr. Speight agreed to amend that certain split-dollar agreement dated December 1, 2012 between the Company and Mr. Speight so that Mr. Speight’s beneficiary(ies) may be entitled to receive the lesser of $2.0 million or 100% of the difference between the total death proceeds payable under the life insurance policy and the cash surrender value of the policy.

Under the release, Mr. Speight is also entitled to receive the following payments upon a change in control of the Company, if the change in control occurs on or before January 1, 2017: (a) a lump sum cash payment in the amount of $500,000 within ten business days of such event, and (b) if the 56,000 shares of restricted stock granted to Mr. Speight on February 11, 2015 (which were forfeited upon his termination) would have vested in whole or in part upon the change in control, a lump sum cash payment equal to the value of such vested shares on the date of the change in control. Under the release, a change in control is deemed to occur, in general, if:

•	a person or group of persons acquires 30% or more of the Company’s common stock;

•
within any twelve-month period, individuals who, at the beginning of such period, are directors of the Company cease to constitute at least a majority of the board of directors (with certain exceptions provided, including that 2/3 of the incumbent directors may approve or recommend election of a non-incumbent director);

•
a transaction is consummated in which the shareholders of the Company approve a reorganization, merger or consolidation of the Company with respect to which shareholders of the Company immediately before such reorganization, merger, or consolidation do not immediately thereafter own more than 50% of the combined voting power of the surviving entity; or

•	the sale, transfer or assignment of all or substantially all of the assets of the Company and its subsidiaries to any third party.

In the release, Mr. Speight also agreed not to compete with the Company and State Bank within Bibb, Jones or Houston counties in Georgia, and not to solicit certain customers or employees of the Company and State Bank, for 24 months beginning on December 25, 2015. In exchange for those covenants, (a) he received a payment of approximately $510,000 on December 25, 2015, and (b) vesting was accelerated to vest on December 25, 2015 on an aggregate of 23,083 shares of restricted stock he previously received in 2012, 2013 and 2014.

Each of the above payments and benefits were contingent upon Mr. Speight entering into the release following the termination of his employment, which he did. Under the release, Mr. Speight released and discharged the Company, State Bank and their officers, directors, employees and other representatives and agents from any actions or claims.

Restricted Stock Agreements

Service-Based Restricted Stock Grants. Before 2015, our historical grants of restricted stock consisted of restricted stock that vested solely based on continued service with the Company. Under these restricted stock agreements, all unvested shares of restricted stock held by our named executive officers will be vested concurrent with the consummation of a “change in control” as defined in the Equity Plan. If such officer’s employment with the Company or State Bank ceases for any reason, all unvested shares of restricted stock will be immediately and automatically forfeited and canceled on the date of termination of employment, except that all unvested shares of restricted stock will be fully vested (a) on the named executive officer’s death or permanent disability, as defined in the Equity Plan, or (b) six months following the officer’s retirement, as defined in the restricted stock agreement by and between the Company and the officer.

2015 Performance-Based and Serviced-Based Restricted Stock Grants. As discussed above, in 2015, the Independent Directors Committee approved grants of restricted stock that are subject to the achievement of both Company performance metrics and continued service with the Company. Under the 2015 restricted stock agreements, all unvested shares of restricted stock held by our named executive officers will be vested concurrent with the consummation a “change in control” as defined in the Equity Plan, if (a) the Company’s per share closing price on the date of the change in control is 20% higher than the stock’s per share closing price on the grant date, or (b) if the Company’s per share closing price on the date of the change in control is not 20% higher than the stock’s per share closing price on the grant date, then the number of award shares that become vested will be determined based upon a pro-rata percentage equal to the stock’s per share closing price on the date of the change in control over the price per share equal to a 20% increase in share price since the grant date. By way of example only, if the Company’s per share closing price on the grant date was $10, then a 20% increase in share price since the grant date would be $12. If the stock’s per share closing price on the date of the change in control is $11, then only 50% of the award shares would vest on the date of the change in control.

In addition, under the 2015 restricted stock agreement, if the officer’s employment with the Company or State Bank ceases for any reason, all shares that have not vested will be immediately and automatically forfeited and canceled on the date of termination of employment, except that if the officer’s employment is terminated due to the death, involuntary termination without cause, or permanent disability, as defined in the Equity Plan, the number of shares subject to vesting under the agreement as of the most recently completed fiscal quarter shall vest as determined on a pro-rata basis.

For the market value of the unvested shares of restricted stock held by each named executive officer as of December 31, 2015, see the “Outstanding Equity Awards at 2015 Fiscal Year-End” table above.

Table Showing Potential Post-Employment Payments Due to Mr. Evans, Mr. Childers and Mr. Wiley. The following table summarizes the potential post-employment payments due to Mr. Evans, Mr. Childers and Mr. Wiley upon termination from the Company or State Bank or a change in control of the Company assuming those events occurred on the last business day of the last fiscal year, which was December 31, 2015. If we terminate such named executive officer’s employment for “cause,” or such named executive officer leaves our employment without “cause,” then we have no further obligation to such named executive officer except for payment of any amounts earned and unpaid as of the effective date of the termination. Accordingly, those events are omitted from the table. We report amounts in the table without any reduction for possible delay in the commencement or timing of payments.

Name	Scenario	Cash Severance ($)(1)	Restricted Stock Vesting ($)(2)	Benefits ($)(3)	Total ($)
Joseph W. Evans	Termination by Executive for Cause	798,403	—	37,507	835,910
	Termination by Company without Cause	798,403	138,798(5)	37,507	974,708
	Change in Control (Voluntary Termination of Employment)(4)	2,395,209	1,292,945(6)	75,014	3,763,168
	Permanent Disability	399,202	698,196(7)	—	1,097,398
	Death	—	698,196(7)	—	698,196
Kim M. Childers	Termination by Executive for Cause	574,850	—	25,236	600,086
	Termination by Company without Cause	574,850	117,768(5)	25,236	717,854
	Change in Control (Voluntary Termination of Employment)(4)	1,724,550	1,106,893(6)	50,472	2,881,915
	Permanent Disability	287,425	602,257(7)	—	889,682
	Death	—	602,257(7)	—	602,257
J. Thomas Wiley, Jr.	Termination by Executive for Cause	718,563	—	30,386	748,949
	Termination by Company without Cause	718,563	117,768(5)	30,386	866,717
	Change in Control (Voluntary Termination of Employment)(4)	2,155,689	895,794(6)	60,772	3,112,255
	Permanent Disability	359,282	391,158(7)	—	750,440
	Death	—	391,158(7)	—	391,158

(1)
Based on average monthly compensation as determined by dividing the sum of the named executive officer’s current base salary and the most recently paid incentive payment by 12. The remaining term of the employment agreement used is three years assuming that no notice of non-renewal has been given by either party.

(2)	The value is based on the closing market price of a share of our common stock on December 31, 2015.

(3)
The COBRA health continuation coverage rate for an employee and family (based on each employee’s age) in effect at December 31, 2015 was multiplied by the number of months over which the amount would be paid.

(4)
Upon the named executive officer’s termination of employment on account of a change in control under the terms of the employment agreement, the amounts reported could be reduced if such reduced amount would provide a greater value to the named executive officer after taking into account Code Section 4999 excise taxes and other taxes. For purposes of this table, only the maximum amounts are shown.

(5)
No shares vest under the service-based restricted stock agreements if we terminate the executive without cause. Under the 2015 restricted stock agreements, if we terminate an executive without cause, the number of shares subject to vesting under the agreement as of the most recently completed fiscal quarter will vest as determined on a pro-rated basis. At December 31, 2015, the Company met the AROAA target set forth in the restricted stock agreement and, therefore, 10% of each executive’s restricted shares accrued for vesting on December 31, 2015 and the following number of shares would have vested on a termination without cause on such date: Mr. Evans–6,600 shares; Mr. Childers–5,600 shares; and Mr. Wiley–5,600 shares.

(6)
Represents full vesting of all service-based restricted shares on a change in control regardless of whether the executive voluntarily terminates his employment. Under the 2015 restricted stock agreements, if the closing price of our stock on the date of the change in control is 20% higher than the per share closing price of our stock on the February 11, 2015 grant date, all shares will vest, regardless of whether the executive voluntarily terminates his employment. If, however, the per share closing price of our stock on the date of the change in control is not 20% higher than our per share closing price on the February 11, 2015 grant date, the number of shares that vest on a change in control is determined based on a pro-rata percentage equal to the per share closing price on the date of the change in control over the price per share equal to a 20% increase in share price since the grant date, regardless of whether the executive voluntarily terminates his employment. On December 31, 2015, the closing price per share of our common stock was 10.57% higher than the stock’s per share closing price on February 11, 2015. Therefore, under the 2015 restricted stock agreement, the following shares would have vested on a change in control: Mr. Evans–34,881 shares; Mr. Childers–29,596 shares; and Mr. Wiley–29,596 shares.

(7)
Represents full vesting of all service-based shares. Under the 2015 restricted stock agreements, if the executive’s employment is terminated because of death or permanent disability, the number of shares subject to vesting under the agreement as of the most recently completed fiscal quarter will vest as determined on a pro-rated basis. At December 31, 2015, the Company met the AROAA target set forth in the restricted stock agreement and, therefore, 10% of each executive’s restricted shares accrued for vesting on December 31, 2015 and the following number of shares would have vested on the executive’s death or permanent disability on such date: Mr. Evans–6,600 shares; Mr. Childers–5,600 shares; and Mr. Wiley–5,600 shares.

Table Showing Actual Post-Employment Payments Made to Mr. Speight. The following table summarizes the actual post-employment payments made to Mr. Speight following his termination of his employment with the Company and State Bank on December 24, 2015 under his amended and restated employment agreement and the accompanying release, which he entered into with the Company and State Bank on December 24, 2015.

Name	Lump Sum Cash Payment ($)	Aggregate Value of Monthly Payments ($)	Consideration for Restrictive Covenants ($)	Total ($)
J. Daniel Speight, Jr.	615,000(1)	26,316(2)	1,002,778(3)	1,644,094

(1)	Under the release, we paid Mr. Speight a lump sum cash separation payment of $615,000, less applicable deductions and withholdings. This payment was made on March 4, 2016.

(2)	Under the release, we also agree to pay Mr. Speight $1,462, less applicable deductions and withholdings, for a period of 18 months, beginning on March 4, 2016.

(3)
In the release, Mr. Speight agreed not to compete with the Company and State Bank within Bibb, Jones or Houston counties in Georgia, and not to solicit certain customers or employees of the Company and State Bank, for 24 months beginning on December 25, 2015. In exchange for those covenants, (a) he received a payment of approximately $509,765 on December 25, 2015, and (b) vesting was accelerated on an aggregate of 23,083 shares of restricted stock he previously received in 2012, 2013 and 2014, which had an aggregate cash value of $493,976 (based on the closing market price of our common stock on December 28, 2015, the first date the market was open following the December 25, 2015 vesting date).

Table Showing Potential Post-Employment Payments Due to Mr. Speight. The following table summarizes the potential post-employment payments due to Mr. Speight following a change in control of the Company or State Bank assuming those events occurred on the last business day of the last fiscal year, which was December 31, 2015. The term of Mr. Speight’s employment agreement expired on December 24, 2015. However, under the release, Mr. Speight is entitled to receive the following payments upon a change in control of the Company, if the change in control occurs on or before January 1, 2017. We report amounts in the table without any reduction for possible delay in the commencement or timing of payments.

Name	Scenario	Lump Sum Cash Payment ($)	Lump Sum Cash Payment for Restricted Stock ($)	Total ($)
J. Daniel Speight, Jr.	Change in Control	500,000	622,404(1)	1,122,404

(1)
If the 56,000 shares of restricted stock granted to Mr. Speight on February 11, 2015 (which were forfeited upon his termination) would have vested in whole or in part upon the change in control, we will pay Mr. Speight a lump sum cash payment equal to the value of such vested shares on the date of the change in control. Under the 2015 restricted stock agreement, if the closing price of our stock on the date of the change in control is 20% higher than the per share closing price of our stock on the February 11, 2015 grant date, all shares will vest. If, however, the per share closing price of our stock on the date of the change in control is not 20% higher than our per share closing price on the February 11, 2015 grant date, the number of shares that vest on a change in control is determined based on a pro-rata percentage equal to the per share closing price on the date of the change in control over the price per share equal to a 20% increase in share price since the grant date, regardless of whether the executive employment is terminated. On December 31, 2015, the closing price per share of our common stock was 10.57% higher than the stock’s per share closing price on February 11, 2015. Therefore, under the release, Mr. Speight would be entitled to the cash value for the 29,596 shares that would have vested under the 2015 restricted stock agreement.

Table Showing Potential Post-Employment Payments Due to Ms. Ray and Mr. Brinson. The following table summarizes the potential post-employment payments due to Ms. Ray and Mr. Brinson upon termination from the Company or State Bank or a change in control of the Company assuming those events occurred on the last business day of the last fiscal year, which was December 31, 2015. If we terminate Ms. Ray’s employment for “cause,” or Ms. Ray leaves our employment without “good reason,” then we have no further obligation to Ms. Ray except for payment of any amounts earned and unpaid as of the effective date of the termination. Accordingly, those events are omitted from the table with respect to Ms. Ray. We report amounts in the table without any reduction for possible delay in the commencement or timing of payments. Benefit amounts do not include any benefits available generally to all salaried employees.

Name	Scenario	Cash Severance ($)	Restricted Stock Vesting ($)	Benefits ($)(5)	Total ($)
Sheila E. Ray	Change in Control no termination	—	400,117(3)	—	400,117
	Change in Control plus termination without “Cause” by the Company	222,500(1)	400,117(3)	—	622,617
	Change in Control plus termination for “Good Reason” by Executive	222,500(1)	400,117(3)	—	622,617
	Termination by Executive for “Good Reason”	—	—	—	—
	Termination by Company without Cause	—	75,708(4)	—	75,708
	Permanent Disability	—	75,708(4)	—	75,708
	Death	—	75,708(4)	—	75,708
Remer Y. Brinson III	Change in Control no termination	—	400,117(3)	—	400,117
	Change in Control plus termination without “Cause” by the Company	643,013(2)	400,117(3)	1,159,471	2,202,601
	Change in Control plus termination for “Good Reason” by Executive	643,013(2)	400,117(3)	1,159,471	2,202,601
	Termination by Executive for “Good Reason”	—	—	1,159,471	1,159,471
	Termination by Company without Cause	—	75,708(4)	1,159,471	1,235,179
	Permanent Disability	—	75,708(4)	1,159,471	1,235,179
	Death	—	75,708(4)	1,159,471	1,235,179
	Termination by Executive without “Good Reason”	—	—	1,006,403	1,006,403
	Termination by Company for “Cause”	—	—	1,006,403	1,006,403

(1)	Based on the average annualized base salary paid from October 14, 2014 to December 31, 2015.

(2)	Based on the average base salary paid by First Bank of Georgia from January 1, 2013 to December 31, 2014 and by State Bank from January 1, 2015 to December 31, 2015.

(3)
Neither Ms. Ray nor Mr. Brinson holds any service-based restricted stock. Under the 2015 restricted stock agreements, if the closing price of our stock on the date of the change in control is 20% higher than the per share closing price of our stock on the February 11, 2015 grant date, all shares will vest (regardless of whether the executive’s employment is terminated for any reason). If, however, the per share closing price of our stock on the date of the change in control is not 20% higher than our per share closing price on the February 11, 2015 grant date, the number of shares that vest on a change in control is determined based on a pro-rata percentage equal to the per share closing price on the date of the change in control over the price per share equal to a 20% increase in share price since the grant date, regardless of whether the executive employment is terminated. On December 31, 2015, the closing price per share of our common stock was 10.57% higher than the stock’s per share closing price on February 11, 2015. Therefore, under the 2015 restricted stock agreement, the following shares would have vested on a change in control: Ms. Ray—19,026 shares; and Mr. Brinson—19,026 shares.

(4)
Under the 2015 restricted stock agreements, if the executive’s employment is terminated because of death or permanent disability, the number of shares subject to vesting under the agreement as of the most recently completed fiscal quarter will vest as determined on a pro-rated basis. At December 31, 2015, the Company met the AROAA target set forth in the restricted stock agreement and, therefore, 10% of each executive’s restricted shares accrued for vesting on December 31, 2015 and the following number of shares would have vested on the executive’s death or permanent disability on such date: Ms. Ray—3,600 shares; and Mr. Brinson—3,600 shares.

(5)
The figures for Mr. Brinson reflect the present actuarial value of his SERP benefit, which becomes payable upon the listed triggers as set forth in the SERP, which is described in the section titled “Supplemental Executive Retirement Plan” above. As of January 1, 2015, the consummation of our merger with Georgia-Carolina Bancshares, Mr. Brinson was 80% vested in his “normal retirement benefit” with the remaining 20% vesting ratably each month until age 65, provided that vesting accelerates immediately if he is terminated without “cause” by the Company or if he terminates his employment with the Company for “good reason,” with payments commencing when he reaches age 65; or if he dies or incurs a “disability” while still employed with the Company, with payments commencing immediately. The “normal retirement benefit” provides an annual payment of $128,000 per year payable from age 65 until death, with a minimum payout of at least 15 years. In the case of disability while employed with the Company and prior to reaching age 65, the Company will pay Mr. Brinson the actuarial equivalent of his normal retirement benefit in five equal annual installments. In the event his death, whether or not employed with the Company and before payments have commenced, Mr. Brinson’s beneficiary(ies) will receive the actuarial equivalent of his normal retirement for a period of ten years. If Mr. Brinson’s employment is terminated for other reasons before he reaches age 65, he will be eligible to receive annual payments of his normal retirement benefit when he reaches age 65, but only to the extent vested as of the date of his termination. There are no special change in control provisions in the SERP.

Life Insurance Benefits

Life Insurance Benefits for Mr. Evans, Mr. Childers and Mr. Speight. The Company has entered into a split dollar life insurance agreement, or bank owned life insurance agreement, with each of Mr. Evans, Mr. Childers and Mr. Speight. Under each agreement, the Company has purchased a life insurance policy on the life of each executive, and the executive’s designated beneficiary(ies) will receive a portion of the death benefit under the policy upon the executive officer’s death. The Company has not entered into a split dollar life insurance agreement with Mr. Wiley or Ms. Ray. Mr. Brinson’s life insurance benefits are described below.
Under the release, the Company and Mr. Speight agreed to amend his split-dollar agreement dated December 1, 2012 between the Company and Mr. Speight so that Mr. Speight’s beneficiary(ies) may be entitled to receive the lesser of $2.0 million or 100% of the difference between the total death proceeds payable under the life insurance policy and the cash surrender value of the policy.
The following table summarizes the death benefits under each split dollar life insurance agreement that will be due to the executive officer’s designated beneficiary(ies) upon his death, assuming his death occurred on the last business day of the last fiscal year, which was December 31, 2015.

Name	Death Benefit Following Termination of Employment ($)	Death Benefit Following Change in Control or Death During Employment ($)
Joseph W. Evans	2,000,000(1)	2,000,000(2)
Kim M. Childers	666,667(1)	2,000,000(2)
J. Daniel Speight, Jr.	2,000,000(3)	—

(1)
This amount reflects the death benefit due upon the executive’s death assuming the executive terminated his full-time employment on December 31, 2015 prior to his death for any reason other than following a change in control of the Company or State Bank.

(2)
This amount reflects the death benefit due upon the executive’s death (a) during his full-time employment with the Company or State Bank or (b) after termination of his employment following a change in control of the Company or State Bank.

(3)	Mr. Speight’s employment terminated on December 24, 2015.

Life Insurance Benefits for Mr. Brinson. On October 9, 2013, Mr. Brinson entered into a death benefit plan for select management with First Bank of Georgia (the “First Bank Life Insurance Plan”). On January 1, 2015, the effective date of the merger, the Company assumed the terms of the First Bank Life Insurance Plan. Under this plan, the Company assumed a life insurance policy on the life of Mr. Brinson, and his designated beneficiary(ies) will receive a portion of the death benefit under the policy upon the his death.

The following table summarizes the death benefits under the First Bank Life Insurance Plan that will be due to Mr. Brinson’s designated beneficiary(ies) upon his death, assuming his death occurred on the last business day of the last fiscal year, which was December 31, 2015.

Name	Death Benefit Following Termination of Employment ($)	Death Benefit Following Change in Control ($)	Death Benefit Prior to Officer’s Termination of Employment ($)
Remer Y. Brinson III	—	—	108,000(1)

(1)	This amount reflects the death benefit due upon Mr. Brinson’s death during his full-time employment with the Company or State Bank.

PROPOSAL 2 – ADVISORY VOTE ON EXECUTIVE COMPENSATION

The SEC Rules adopted under the Dodd-Frank Wall Street Reform and Consumer Protection Act require us to give shareholders the opportunity to vote to approve, on a non-binding, advisory basis, the compensation of our named executives officers as disclosed in this proxy statement in accordance with the compensation disclosure rules of the SEC.

For this proposal to be approved, the number of votes cast favoring the proposal must exceed the number of votes cast opposing it, provided a quorum is present. Abstentions, broker non-votes and the failure to return a signed proxy will have no effect on the outcome of this vote.

As described in greater detail in the section titled Compensation Discussion and Analysis above, we seek to align the interests of our named executive officers with the interests of our shareholders.  Our compensation programs are designed to reward our named executive officers for the achievement of strategic and operational goals and the achievement of increased shareholder value, while at the same time avoiding the encouragement of unnecessary or excessive risk-taking. We believe that our compensation policies and procedures are competitive, focused on pay for performance principles and strongly aligned with the interests of our shareholders.  We also believe that both the Company and our shareholders benefit from responsive corporate governance policies and constructive and consistent dialogue.  The proposal described below, commonly known as a “Say-on-Pay” proposal, gives you as a shareholder the opportunity to express your views regarding the compensation for the named executive officers by voting to approve or not approve that compensation as described in this proxy statement.

This vote is advisory, which means that it is not binding on us, the board of directors or the Independent Directors Committee.  The vote on this resolution is not intended to address any specific element of compensation but rather relates to the overall compensation of our named executive officers, as described in this proxy statement in accordance with the compensation disclosure rules of the SEC.

The board asks our shareholders to vote in favor of the following resolution at the annual meeting:

“RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed in the Company’s proxy statement for the 2016 Annual Meeting of Shareholders under the compensation disclosure rules of the SEC, including the Compensation Discussion and Analysis, the compensation tables and any related narrative discussion in the proxy statement, is hereby APPROVED.”

The board of directors recommends that you vote FOR the approval of the resolution related to the compensation of our named executive officers.

PROPOSAL 3 – REAPPROVAL OF THE PERFORMANCE GOALS FOR CERTAIN PERFORMANCE-BASED AWARDS UNDER OUR
2011 OMNIBUS EQUITY COMPENSATION PLAN

Overview

We are asking you to reapprove at the annual meeting the material terms of the performance goals that may be established by the Independent Directors Committee, acting in the role of the compensation committee (and sometimes referred to in this section as the “committee”) for performance awards granted under the 2011 Omnibus Equity Compensation Plan (the “Equity Plan”). For performance awards to qualify as tax-deductible performance-based compensation under Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), shareholders must reapprove every five years the material terms of those performance goals. We are not asking our shareholders to approve any amendments to the Equity Plan or to approve the Equity Plan itself under this proposal. We are asking only that our shareholders reapprove the material terms of the performance goals that may be established by the committee. This approval would enable the committee, if it desires, to structure certain awards of stock, restricted stock, or stock appreciation rights under the Equity Plan as performance awards that are intended to qualify as performance-based compensation under Section 162(m) of the Code (“Performance Awards”).

Reasons for Proposal

Section 162(m) of the Code generally limits to $1 million the deduction available to a public company for compensation paid to its chief executive officer and certain other executive officers (referred to as “covered employees”). This limitation does not apply, however, to “performance-based compensation” as defined under Section 162(m) of the Code. For compensation to qualify as “performance based,” among other conditions, the material terms of the performance goals of the plan under which the compensation will be paid must be disclosed and approved by shareholders at least once every five years. The Equity Plan, and the material terms of the performance goals to be used in making Performance Awards under it, were originally approved by our shareholders in May 2011.

If we do not obtain shareholder reapproval of the material terms of the performance goals of our Equity Plan under this Proposal, the committee will be unable to structure future awards granted under the Equity Plan as Performance Awards exempt from the $1 million limit, which could result in additional cost to the Company in the form of lost deductions for the value of awards made to covered employees to the extent their compensation exceeds the $1 million limit.

Shareholder approval of the material terms of the performance goals under our Equity Plan is only one of several requirements under Section 162(m) of the Code that must be satisfied for Performance Awards to qualify as performance-based compensation. The rules and regulations promulgated under Section 162(m) of the Code are complicated and may change from time to time, sometimes with retroactive effect. Even if shareholder reapproval is obtained under this Proposal, there can be no guarantee that awards intended to qualify as Performance Awards made under the Equity Plan will qualify as performance-based compensation under Section 162(m) of the Code. In addition, the committee has the discretion to decide whether or not to structure any particular award granted under the Equity Plan to an individual who might become subject to the $1 million limit under Section 162(m) of the Code as a Performance Award.
For purposes of Section 162(m) of the Code, the material terms of the performance goals of our Equity Plan that shareholders must approve include (a) the group of employees whose compensation would be subject to the performance goals; (b) a description of the business criteria on which each of the performance goals is based; and (c) the maximum amounts that could become payable to any executive officer under an award structured as a Performance Award.

Group of Employees Subject to the Performance Goals

Under the Equity Plan, the committee has the power to designate award recipients from among the following classes of persons: (a) employees of the Company or of any affiliates, (b) members of our board of directors and members of the board of directors of any affiliates and (c) individuals providing consulting services to the Company or any affiliate. Only the committee members who qualify as “outside directors” have the power to approve Performance Awards. Performance Awards can be granted only to individuals who are continuously employed by the Company or its affiliates from the date of grant until the end of the performance period.

Performance Goals under the Equity Plan

The performance goals from which the committee can choose in structuring Performance Awards are as follows:

•	Revenue

•	Profit (net profit, gross profit, operating profit, economic profit, profit margins or other corporate profit measures, whether before or after taxes)

•	Earnings (earnings per share, or other corporate earnings measures)

•	Net income (before or after taxes, operating income or other income measures)

•	Net interest margin

•	Growth measures (deposits, loan, total assets, earning assets, market share, capital or other financial or market measures)

•	Asset/Credit Quality measures (including NPAs/Assets, Charge-offs/Avg. Loans, Past Dues/Avg. Loans, Texas Ratio, or other measures reported to regulatory agencies or tracked by the organization)

•	Cash (cash flow, cash generation or other cash measures)

•	Stock price or performance

•	Total shareholder return (stock price appreciation plus reinvested dividends divided by beginning share price)

•	Economic value added

•	Return measures (including, but not limited to, return on assets, capital, equity, investments or sales, and cash flow return on assets, capital, equity, or sales)

•	Market share

•	Improvements in capital structure

•	Expenses (expense management, expense ratio, expense efficiency ratios or other expense measures)

•	Business expansion or consolidation (acquisitions and divestitures)

•	Productivity measures

•	Cost reduction measures

•	Strategic plan development and implementation

These measures may be expressed in terms of Company-wide objectives or in terms of objectives that relate to the performance of the Company, any affiliate or a subsidiary, division, region, branch, department, function or business unit within the Company or any affiliate.

Performance goals with respect to the foregoing performance criteria may be specified in absolute terms, in percentages, or in terms of growth from period to period or growth rates over time, as well as measured relative to the performance of a group of comparator companies, or a published or special index, or a stock market index, that the committee deems appropriate. Performance goals need not be based upon an increase or positive result under a business criterion and could include, for example, the maintenance of the status quo or the limitation of economic losses (measured, in each case, by reference to a specific business criterion). Performance goals may include a threshold level of performance below which no vesting will occur, levels of performance at which specified vesting will occur, and a maximum level of performance at which full vesting will occur. The committee may, in its discretion, classify participants into as many groups as it determines, and as to any participant relate his/her performance goals partially, or entirely, to the measured performance, either absolutely or relatively, of an identified subsidiary, division, operating company, test strategy, or new venture of the Company and/or its affiliates.

Maximum Awards

The maximum aggregate grant with respect to Performance Awards granted in any calendar year to any one individual is 3,160,000 shares of our common stock (or stock appreciation rights based on the value of such number of shares), and the maximum value of Performance Awards payable in cash to any one individual in any calendar year is $1,000,000.

Vote Required

For this proposal to be approved, the number of votes cast favoring the proposal must exceed the number of votes cast opposing it, provided a quorum is present. Abstentions, broker non-votes and the failure to return a signed proxy will have no effect on the outcome of this vote.

Board Recommendation

The board of directors believes it is in the best interests of the Company and its shareholders to enable the Company to implement incentive compensation arrangements that are intended to qualify as tax-deductible, performance-based compensation under Section 162(m) of the Code. The board of directors recommends that shareholders approve, for purposes of Section 162(m) of the Code, the material terms of the performance goals that apply to Performance Awards granted under the Equity Plan, as described above.

The board of directors recommends a vote “FOR” the reapproval of the performance goals for certain performance-based awards under the Equity Plan.

PROPOSAL 4 – RATIFICATION OF APPOINTMENT OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Our Independent Registered Public Accounting Firm

Our Audit Committee has appointed Dixon Hughes Goodman LLP as our independent registered public accounting firm to audit the consolidated financial statements of the Company and its subsidiaries for the year ending December 31, 2016 and to prepare a report on this audit. A representative of Dixon Hughes Goodman LLP is expected to be present at the annual meeting and will be available to respond to appropriate questions. The representative will also have an opportunity to make a statement if he or she desires to do so.

We are asking our shareholders to ratify the appointment of Dixon Hughes Goodman LLP as our independent registered public accounting firm for 2016. Although the ratification is not required by our bylaws or other governing documents, the board is submitting the selection of Dixon Hughes Goodman LLP to our shareholders for ratification as a matter of good corporate practice. Even if the shareholders do ratify the appointment, our Audit Committee in its discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if it believes that such a change would be in the best interest of the Company and our shareholders.

For this proposal to be approved, the number of votes cast favoring the proposal must exceed the number of votes cast opposing it, provided a quorum is present. Abstentions, broker non-votes and the failure to return a signed proxy will have no effect on the outcome of this vote.

The board of directors recommends a vote FOR the ratification of the appointment of Dixon Hughes Goodman LLP as our independent registered public accounting firm for 2016.

Audit and Related Fees

Our independent auditors for the year ended December 31, 2015 were Dixon Hughes Goodman LLP.

The following table shows the fees that we paid for services performed in the years ended December 31, 2015 and 2014 to Dixon Hughes Goodman LLP:

	2015	2014
Audit Fees	$494,500	$527,000
Audit-Related Fees	30,500	28,000
Tax Fees	—	—
All Other Fees	—	—
Total	$525,000	$555,000
Audit Fees. This category includes the aggregate fees billed for professional services rendered by the independent auditors during our 2015 and 2014 fiscal years for the audit of our consolidated annual financial statements and the review of financial statements included in our quarterly reports.
Audit-Related Fees. This category includes the aggregate fees billed for non-audit services, exclusive of the fees disclosed relating to audit fees, during the fiscal years ended December 31, 2015 and 2014. These services principally include the assistance for various filings with the SEC, consultations regarding accounting and disclosure matters, and due diligence services related to acquisition activity.

Tax Fees. Dixon Hughes Goodman LLP did not bill us for any services related to corporate tax compliance, tax advice or tax planning services.
All Other Fees. Dixon Hughes Goodman LLP did not bill us for any services for the fiscal years ended December 31, 2015 and 2014 other than for the services described above.

Pre-Approval Policy

Our Audit Committee’s pre-approval guidelines with respect to pre-approval of audit and non-audit services are summarized below.

General. The Audit Committee is required to pre-approve all audit and non-audit services performed by the independent auditor to assure that the provision of such services does not impair the auditor’s independence. The independent auditors provide the Audit Committee with an annual engagement letter outlining the scope of the audit and permissible non-audit services proposed for the fiscal year, along with a fee proposal. The scope and fee proposal is reviewed with the internal auditor, the Audit Committee chair, and, when appropriate, our management for their input (but not their approval). Once approved by the Audit Committee, the services outlined in the engagement letter will have specific approval. All other audit and permissible non-audit services that have not been approved in connection with the independent auditor’s engagement letter for the applicable year must be specifically pre-approved by the Audit Committee under the same process as noted above, where practicable. The independent auditors shall not perform any prohibited non-audit services described in Section 10A(g) of the Securities Exchange Act of 1934. The Audit Committee must specifically pre-approve any proposed services that exceed pre-approved cost levels.

Tax Services. The Audit Committee believes that the independent auditor can provide tax services to us, such as tax compliance, tax planning and tax advice, without impairing the auditor’s independence. The Audit Committee will not permit the retention of the independent auditor in connection with a transaction initially recommended by the independent auditor, the purpose of which may be tax avoidance and the tax treatment of which may not be supported in the Internal Revenue Code and related regulations.

Delegation. The Audit Committee may delegate pre-approval authority to one or more of its members. The Audit Committee delegates specific pre-approval authority to its chair, provided that the estimated fee for any such proposed pre-approved services does not exceed $10,000. The chair is required to report any pre-approval decisions to the Audit Committee at its next scheduled meeting.

Report of the Audit Committee

Our Audit Committee operates under a written charter adopted by the board of directors. The Audit Committee is responsible for providing oversight of the independent audit process and the independent auditors, reviewing our financial statements and discussing them with management and the independent auditors, in addition to reviewing and discussing with management and the independent auditors the adequacy and effectiveness of our internal accounting and disclosure controls and procedures and providing oversight of legal and regulatory compliance and ethics programs. The Audit Committee communicates regularly with our management, including our Chief Financial Officer, our Director of Internal Audit and our independent auditors. The Audit Committee is also responsible for conducting an appropriate review of and approving all related person transactions. The Audit Committee approved the delegation of its authority to approve related person transaction to the Chair of the Audit Committee (or the Chair’s designee), and the decision of the Chair of Audit Committee (or the Chair’s designee) regarding a related person transaction is presented to and reviewed by the Audit Committee at its next meeting. The Audit Committee is also responsible for evaluating the effectiveness of the Audit Committee charter at least annually.

To comply with the Sarbanes-Oxley Act of 2002, the Audit Committee adopted a policy that pre-approves specified audit services to be provided by our independent auditors. The policy forbids our independent auditors from providing the services enumerated in Section 201(a) of the Sarbanes-Oxley Act.

In performing all of these functions, the Audit Committee acts only in an oversight capacity. In its oversight role, the Audit Committee relies on the work and assurances of our management, which has the primary responsibility for financial statements and reports, and of the independent auditors, who express an opinion on the conformity of our annual financial statements to accounting principles generally accepted in the United States of America in their report.

The Audit Committee has reviewed and discussed our 2015 audited financial statements with management.  The Audit Committee has discussed with Dixon Hughes Goodman LLP, our independent registered public accounting firm, those matters required to be discussed by the auditors with the Audit Committee under the rules adopted by the Public Company Accounting Oversight Board.  The Audit Committee has received the written disclosures and the letter from Dixon Hughes Goodman LLP required by the Public Company Accounting Oversight Board regarding Dixon Hughes Goodman LLP’s communications with the Audit Committee concerning independence. The Audit Committee has discussed with Dixon Hughes Goodman LLP their independence from the Company and our management.  The Audit Committee reported its findings to our board of directors.

Based on the reviews and discussions described above, the Audit Committee recommended to our board of directors that the audited financial statements be included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2015 for filing with the SEC. A copy of our Annual Report on Form 10-K is part of the Annual Report to Shareholders enclosed with these proxy materials.

John D. Houser, Chairman
Virginia A. Hepner
William D. McKnight
Major General (Ret.) Robert H. McMahon

The Audit Committee’s report shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent that we specifically incorporate the information contained in the report by reference, and it shall not be deemed filed under such acts.

VOTING PROCEDURES AND RELATED MATTERS

Who is seeking my proxy?

The board of directors of the Company is soliciting the enclosed proxy for use at its annual meeting of shareholders. If the meeting is adjourned, we may also use the proxy at any later meetings for the purposes stated in the notice of annual meeting.

Who is eligible to vote?

Shareholders of record at the close of business on April 4, 2016 are entitled to be present and to vote at the annual meeting or any adjourned meeting. We are mailing these proxy materials to shareholders on or about April 15, 2016.

What are the rules for voting?

As of the record date, we had 37,129,183 shares of common stock outstanding and entitled to vote at the annual meeting. Each share of our common stock entitles the holder to one vote on all matters voted on at the meeting. All of the shares of common stock vote as a single class.

If you hold shares in your own name, you may vote by selecting one of the following options:

Vote By Proxy:

If you choose to vote by proxy, simply mark your proxy card, date and sign it, and return it in the postage-paid envelope provided. If you receive more than one proxy card, it means that you have multiple accounts at the transfer agent. Please sign and return all proxy cards to be certain that all your shares are voted.

Vote in Person:

You may choose to vote in person at the meeting. We will distribute written ballots to any shareholder of record who wishes to vote at the meeting.

If your shares are held in the name of a bank, broker or other holder of record, you are considered the beneficial owner of shares held in “street name,” and you will receive instructions from such holder of record that you must follow for your shares to be voted. Please follow their instructions carefully. Also, please note that if the holder of record of your shares is a bank, broker or other nominee and you wish to vote in person at the annual meeting, you must request a legal proxy or broker’s proxy from your bank, broker or other nominee that holds your shares and present that proxy and proof of identification at the annual meeting.

Shares represented by signed proxies will be voted as instructed. If you sign the proxy but do not mark your vote, your shares will be voted as the directors have recommended. Voting results will be tabulated and certified by our transfer agent, American Stock Transfer & Trust Company, LLC.

A majority of our outstanding shares of common stock as of the record date must be present at the meeting, either in person or by proxy, to hold the meeting and conduct business. This is called a quorum. In determining whether we have a quorum at the annual meeting for purposes of all matters to be voted on, all votes “for” or “against” and all votes to “abstain” will be counted. Shares will be counted for quorum purposes if they are represented at the meeting for any purpose other than solely to object to holding the meeting or transacting business at the meeting.

If you hold your shares in street name, your brokerage firm may vote your shares under certain circumstances. Brokerage firms have authority under stock exchange rules to vote their customers’ unvoted shares on certain “routine” matters. We expect that brokers will be allowed to exercise discretionary authority for beneficial owners who have not provided voting instructions ONLY with respect to Proposal 3 – the ratification of the appointment of Dixon Hughes Goodman LLP as our independent registered public accounting firm for 2016 but not with respect to any of the other proposals to be voted on at the annual meeting. If you hold your shares in street name, please provide voting instructions to your bank, broker or other nominee so that your shares may be voted on all other proposals.

When a brokerage firm votes its customers’ unvoted shares on routine matters, these shares are counted for purposes of establishing a quorum to conduct business at the meeting. If a brokerage firm indicates on a proxy that it does not have discretionary authority to vote certain shares on a particular matter, then those shares will be treated as “broker non-votes.” Shares represented by broker non-votes will be counted in determining whether there is a quorum.

Election of Directors. Provided a quorum is present, directors will be elected by the affirmative vote of a majority of the shares of our common stock present in person or by proxy at the annual meeting. Shareholders do not have cumulative voting rights. If you hold your shares in street name and do not complete and return voting instructions to your broker or other nominee, this will have the same effect as a vote “AGAINST” the election of our director nominees. Abstentions will also have the same effect as a vote “AGAINST” the election of our director nominees. All of our nominees are currently serving as directors. If a nominee does not receive the required vote for re-election, the director will continue to serve on the board as a “holdover” director until his or her death, written resignation, retirement, disqualification or removal, or his or her successor is elected.

Other Proposals. For all other matters to be approved at the annual meeting, the number of votes cast favoring the matter must exceed the number of votes cast opposing the matter, provided a quorum is present. Abstentions, broker non-votes and the failure to return a signed proxy will have no effect on the outcome of such matters.

How can I revoke my proxy?

If you are a shareholder of record (i.e., you hold your shares directly instead of through a brokerage account) and you change your mind after you return your proxy, you may revoke it and change your vote at any time before the polls close at the meeting. You may do this by:

•	signing, dating and returning another proxy with a later date; or

•	voting in person at the meeting.
If you hold your shares through a brokerage account, you must contact your brokerage firm to revoke your proxy.

How will we solicit proxies, and who will pay for the cost of the solicitation?

We will solicit proxies principally by mailing these materials to the shareholders, but our directors, officers, and employees may also solicit proxies by telephone or in person. We will pay all of the costs of soliciting proxies, which primarily include the costs of preparing, photocopying and mailing these materials.

How can a shareholder propose business to be brought before next year’s annual meeting?

We must receive any shareholder proposals intended to be presented at our 2017 annual meeting of shareholders on or before December 19, 2016 for a proposal to be eligible to be included in the proxy statement and form of proxy to be distributed by the board of directors for that meeting. Any shareholder proposal intended to be presented from the floor at our 2016 annual meeting of shareholders must comply with the advance notice provisions and other requirements of our bylaws and be delivered not more than 60 days and not less than 30 days before the annual meeting; provided, however, that if less than 31 days’ notice of the meeting is given, such notice of a shareholder proposal must be delivered or mailed not later than the tenth day following the day on which notice of the meeting was mailed.

Will other business be transacted at the annual meeting?

We do not know of any business to be presented for action at the annual meeting other than those items listed in the Notice of Annual Meeting of Shareholders on page 1. Your shares will be voted at the directors’ discretion on any of the following matters:

•	any matter about which we did not receive written notice in a reasonable time before we mailed these proxy materials to our shareholders; and

•	matters incident to the conduct of the meeting.

How can a shareholder receive a paper copy of our 2015 Annual Report on Form 10-K or of exhibits to it?

Included with these proxy materials is a copy of our 2015 Annual Report on Form 10-K without exhibits, as filed with the SEC. We will furnish to each person whose proxy is solicited, on the written request of that person, a copy of the exhibits to that annual report for a charge of ten cents per page. We will also mail to you without charge, upon request, a copy of any document specifically referenced or incorporated by reference in this proxy statement. Please direct your request to Corporate Secretary, State Bank Financial Corporation, 3399 Peachtree Road NE, Suite 1900, Atlanta, Georgia 30326 or by calling 404-475-6599.

STATE BANK FINANCIAL CORPORATION

3399 Peachtree Road NE, Suite 1900

Atlanta, Georgia 30326

PROXY SOLICITED BY THE BOARD OF DIRECTORS FOR

ANNUAL MEETING OF SHAREHOLDERS, MAY 25, 2016

The shareholder(s) who sign this proxy card on the reverse side appoint Joseph W. Evans and J. Thomas Wiley, Jr., and each of them proxies, with full power of substitution for and in their name(s) to vote all shares of common stock of State Bank Financial Corporation that such person(s) hold of record at the Annual Meeting of Shareholders to be held on Wednesday, May 25, 2016 at 1:00 p.m. E.D.T. at our headquarters located at 3399 Peachtree Road NE, Suite 1900, Atlanta, Georgia 30326 and at any adjournment of the meeting. The signing shareholder(s) acknowledge receipt of the Notice of Annual Meeting and Proxy Statement and direct the proxies to vote as follows on the matters described in the accompanying Notice of Annual Meeting and Proxy Statement and otherwise in their discretion on any other business that may properly come before and matters incident to the conduct of the meeting or any adjournment of it, as provided in the Proxy Statement.

1.1

(Continued and to be signed on the reverse side)

14475

ANNUAL MEETING OF SHAREHOLDERS OF

STATE BANK FINANCIAL CORPORATION

May 25, 2016

GO GREEN

e-Consent makes it easy to go paperless. With e-Consent, you can quickly access your proxy material, statements and other eligible documents online, while reducing costs, clutter and paper waste. Enroll today via www.amstock.com to enjoy online access.

NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL:
The Notice of Annual Meeting, Proxy Statement and Proxy Card and a copy of the 2015 Annual Report to Shareholders are available at http://www.statebt.com/proxyvote.

Please sign, date and mail your proxy card in the envelope provided as soon as possible.

↓ Please detach along perforated line and mail in the envelope provided. ↓

00033333333333330100 8 052516

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

This Proxy will be voted as directed or, if no direction is indicated, will be voted "FOR" each director nominee, "FOR" Proposal 2, "FOR" Proposal 3 and "FOR" Proposal 4 and will be voted in the discretion of the proxies upon such other matters as may properly come before the Annual Meeting.

	FOR	AGAINST	ABSTAIN
1. Proposal to elect ten nominees as directors:			
1a. James R. Balkcom, Jr.	☐	☐	☐
1b. Archie L. Bransford, Jr.	☐	☐	☐
1c. Kim M. Childers	☐	☐	☐
1d. Ann Q. Curry	☐	☐	☐
1e. Joseph W. Evans	☐	☐	☐
1f. Virginia A. Hepner	☐	☐	☐
1g. John D. Houser	☐	☐	☐
1h. William D. McKnight	☐	☐	☐
1i. Major General (Retired) Robert H. McMahon	☐	☐	☐
1j. J. Thomas Wiley, Jr.	☐	☐	☐
2. Proposal to approve on a non-binding, advisory basis the compensation of our named executive officers as disclosed in the Proxy Statement	☐	☐	☐
3. Proposal to reapprove the performance goals for certain performance-based awards under our 2011 Omnibus Equity Compensation Plan	☐	☐	☐
4. Proposal to ratify the appointment of Dixon Hughes Goodman LLP as our independent registered public accounting firm for 2016	☐	☐	☐

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method. ☐

MARK "X" HERE IF YOU PLAN TO ATTEND THE MEETING. ☐

Signature of Shareholder ____________ Date: ________ Signature of Shareholder ____________ Date: ________

Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.